Exhibit 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

CANO PETROLEUM, INC.,

W.O. ENERGY OF NEVADA, INC.

MILES O’LOUGHLIN

AND

SCOTT WHITE

Dated as of November 29, 2005

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

ARTICLE II PURCHASE AND SALE OF SHARES; CLOSING		9

2.1	Purchase Price	9
2.2	Payment of Purchase Price	10
2.3	The Closing	11
2.4	Restricted Securities	11

ARTICLE III TITLE MATTERS		12

3.1	Sellers’ Title	12
3.2	Definition of Defensible Title	12
3.3	Definition of Permitted Encumbrances	12

ARTICLE IV REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS		13

4.1	Authority; Execution and Delivery; Enforceability	13
4.2	No Conflicts; Consents	14
4.3	Shares	14
4.4	Restricted Shares	14
4.5	Accredited Investor; Purchase Entirely For Own Account	15
4.6	Disclosure of Information	15
4.7	Investment Experience	16
4.8	General Solicitation	16
4.9	Reliance	16
4.10	Brokers or Finders	16

ARTICLE V REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY		16

5.1	Organization and Qualification of the Company and Subsidiaries	16
5.2	Capitalization; Title to Shares	17
5.3	Authority and Enforceability	17
5.4	Consents and Approvals; No Violation	18
5.5	Financial Statements	18
5.6	Absence of Undisclosed Liabilities	18
5.7	Assets Other than Real Property Interests	18
5.8	Real Property	19
5.9	Absence of Certain Changes	20
5.10	Taxes	21
5.11	Litigation	24
5.12	Employee Benefit Plans	24

i

5.13	Personnel Data; Labor Relations	26
5.14	Environmental Liability	27
5.15	Compliance with Applicable Laws	28
5.16	Insurance	28
5.17	Labor Matters; Employees	29
5.18	Permits	30
5.19	Material Contracts	30
5.20	Equipment	32
5.21	Operation of the Properties	32
5.22	Plugging and Abandonment	33
5.23	Seismic Data	33
5.24	Suspense Funds	33
5.25	Future Sales Contracts	33
5.26	Holding Company; Investment Company	33
5.27	Intellectual Property	33
5.28	Hedging	34
5.29	Brokers	34
5.30	Accounts Receivable	34

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		34

6.1	Organization and Qualification	34
6.2	Authority; Validity	34
6.3	Consents and Approvals; No Violation	35
6.4	Purchaser SEC Reports	35

ARTICLE VII COVENANTS OF THE PARTIES		36

7.1	Conduct of the Business of the Company	36
7.2	Excluded Assets and Other Actions	39

ARTICLE VIII ADDITIONAL AGREEMENTS		40

8.1	Access and Information	40
8.2	Further Assurances	41
8.3	Expenses	41
8.4	Publicity	41
8.5	Additional Actions	41
8.6	Filings	41
8.7	Consents	41
8.8	Taxes	41
8.9	Notice of Certain Events	43
8.10	Employment Agreements	44
8.11	Lease Agreement	44
8.12	Registration Rights Agreement	44
8.13	Confidentiality and Non-Competition	44
8.14	Financing	44
8.15	Litigation Assistance	45

ARTICLE IX CONDITIONS TO CLOSING		45

9.1	Conditions to the Obligation of Each Party	45
9.2	Conditions to the Obligations of Purchaser	45
9.3	Conditions to the Obligations of the Company and Each Seller	47

ARTICLE X SURVIVAL AND INDEMNITY		48

10.1	Survival of Representations and Warranties	48
10.2	Indemnification of Purchaser	48
10.3	Indemnification of the Sellers	49
10.4	Limitations on Indemnification	49
10.5	Indemnification Procedure for Third Party Claims	49
10.6	Indemnification Procedure for Other Claims	50
10.7	Tax Benefits; Insurance Proceeds	51

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		51

11.1	Termination	51
11.2	Effect of Termination	52

ARTICLE XII MISCELLANEOUS		52

12.1	Notices	52
12.2	Separability	53
12.3	Assignment	53
12.4	Interpretation	53
12.5	Counterparts	53
12.6	Entire Agreement	53
12.7	Governing Law	53
12.8	Attorneys’ Fees	53
12.9	Disclosure Schedules	53
12.10	Amendments and Supplements	54
12.11	Waiver	54

EXHIBITS

Exhibit A	Seller’s Ownership
Exhibit B	Cash Escrow Agreement
Exhibit C	Wells, Units and Leases
Exhibit D	Form of Employment Agreements
Exhibit E	Form of Pampa Lease

SCHEDULES

Schedule 1.1	Company Subsidiaries
Schedule 5.1	Qualification of the Company and the Subsidiaries
Schedule 5.5	Financial Statements
Schedule 5.8(a)	Owned Real Property
Schedule 5.8(b)	Leased Real Property
Schedule 5.9	Absence of Changes
Schedule 5.11	Litigation
Schedule 5.12(a)	Benefit Plans
Schedule 5.12(c)	Benefit Plans
Schedule 5.13(a)	Employees
Schedule 5.14(e)	Permits
Schedule 5.16	Insurance
Schedule 5.17(a)	Labor Matters
Schedule 5.17(i)	Employees Working Under a Visa
Schedule 5.19	Material Contracts
Schedule 5.24	Suspense Funds

DEFINED TERMS

Accounts Receivable	1
Action	1
Affiliate	1
Agreement	2
Amarillo Property	2
Ancillary Agreements	2
Approvals	2
Balance Sheet	2
Bankruptcy Action	2
Bankruptcy Code	2
Benefit Plans	2
Business	2
Business Day	2
Business Employees	2
Business Records	2
Cash Consideration	3
Cash Escrow Agent	3
Cash Escrow Agreement	3
Closing	3
Closing Date	3
Closing Trading Price	3
Code	3
Company	3
Company Assets	3
Company Employee Plans	4
Company Financial Statements	4
Company Reserve Report	4
Confidentiality Agreement	4
Consents	4
Contract	4
Counter Notice	4
Defensible Title	4, 13
Deposit Amount	4
Employee	4
Employment Agreement	4
Encumbrance	4
Environmental Claim	5
Environmental Law	5
Environmental Permits	5
Equipment	5
Equipment Appraisal	5
ERISA	5
ERISA Affiliate	5
Escrowed Cash Consideration	5
Excluded Assets	5

v

Gathering Systems	5
Governmental Authority	5
Hazardous Materials	5
HSR Act	6
Hydrocarbons	6
Indemnifiable Loss	6
Indemnified Party	6
Indemnifying Party	6
Intellectual Property	6
Judgment	7
Law	7
Leased Real Property	7
Leases	7
Liability	7
Lien	7
Litigation	7
Losses	7
Material Adverse Effect	8
Material Contracts	8
NLRB	8
Oil and Gas Interests	8
One Oak Gas Litigation	8
Ordinary Course of Business	8
Owned Real Property	8
Pampa Lease	8
Permits	8
Permitted Encumbrances	8, 13
Person	8
Post-Valuation Date Period	9
Pre-Valuation Date Period	9
Purchase Price	9
Purchaser	9
Purchaser Affiliates	9
Purchaser SEC Reports	9
Purchaser Stock Consideration	9
Real Property Lease	9
Release	9
Securities Act	9
Seismic Data	9
Seller Affiliates	9
Sellers	9
Shares	9
Subsidiary	10
Tax	10
Tax Authority	10
Tax Return	10

Termination Date	10
Third Party Claim	10
Trading Day	10
Units	10
Valuation Date	10
Wells	10

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) dated as of November 29, 2005, is entered into by and among Cano Petroleum, Inc., a Texas corporation (the “Purchaser”), W.O. Energy of Nevada, Inc., a Nevada corporation (the “Company”), Miles O’Loughlin and Scott White (collectively, the “Sellers” and individually, a “Seller”).

RECITALS

WHEREAS, the Sellers are the record and beneficial owners of the number of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) set forth opposite their respective names on Exhibit A hereto, and the Shares constitute all of the issued and outstanding capital stock of the Company; and

WHEREAS, Purchaser desires to purchase from the Sellers, and each Seller desires to sell to Purchaser, all the issued and outstanding Shares of the Company on the terms and conditions more fully set forth herein;

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following words and terms shall have the meanings specified or referred to below:

“Accounts Receivable”  means all accounts receivable of the Company existing as of the Closing Date for payment for oil, gas or its constituents, or goods sold or leased or for services rendered, in all cases, prior to the Closing, including those which are not evidenced by instruments, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any Company Financial Statements, together with all instruments and all documents of title representing any of the foregoing, and all rights, title, security and guarantees in favor of the Company with respect to any of the foregoing, insofar as the foregoing relate to the Business prior to the Closing.

“Action”  shall mean any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, hearing, inquiry, investigation or similar event, occurrence or proceeding.

“Affiliate”  with respect to any party, means a party, Person or entity that, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party, where “control,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by voting trust, contract or similar arrangement, as trustee or executor, or otherwise.

“Agreement”  has the meaning referred in the first paragraph of this Agreement.

“Amarillo Property”  means the approximately 11 acres of real property situated at I-40 and Soncy in Amarillo, Texas.

“Ancillary Agreements”  shall have the meaning specified in Section 4.1.

“Approvals”  means franchises, licenses, permits, notations, certificates of occupancy and other approvals, authorizations, consents and waivers.

“Balance Sheet”  shall have the meaning specified in Section 5.5.

“Bankruptcy Action”  has the meaning set forth in Section 5.9(l).

“Bankruptcy Code”  means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

“Benefit Plans” has the meaning specified in Section 5.12.

“Business”  means, on the date hereof, the ownership and operation of the Company Assets and the Excluded Assets and on the Closing Date, the ownership and operation of the Company Assets.

“Business Day”  means a day other than a Saturday, Sunday or other day on which commercial banks in Fort Worth, Texas are authorized or required by law to close.  Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Business Employees”  has the meaning specified in Section 5.13(a).

“Business Records”  shall mean all of the Company’s right, title and interest in and to all books, records, data, files and documents, in whatever form, relating to the Business or the Company Assets, including all account applications, statements, and other related files, marketing materials, financial information, tax filings, any reports or records relating to investors, financial, environmental, production and operation, safety or technical matters, as well as the customer lists owned exclusively by the Company or any Seller or shared with any of their respective Subsidiaries or Affiliates, broker and correspondent lists and any related mailing lists relating to the Business, all as may be in the possession or the control (including the right to access) of the Company.

“Cap” has the meaning specified in Section 10.4(b).

“Cash Consideration”  has the meaning specified in Section 2.1.

“Cash Escrow Agent”  has the meaning specified in Section 2.1(b).

“Cash Escrow Agreement” means the escrow agreement to be entered into at Closing pursuant to which, upon other things, Purchaser and Sellers have agreed to escrow a portion of the Purchase Price equal to $2,000,000 in immediately available funds, otherwise payable to Sellers to secure the indemnification obligations under this Agreement.

“Clardy Worker’s Compensation Claim” means the worker’s compensation claim brought by Charles A. Clardy, as claimant, against W.O. Operating Company, Ltd.

“Closing”  means the closing and funding of the transactions contemplated by this Agreement.

“Closing Date”  means the date on which the Closing actually occurs in accordance with Section 2.3.

“Closing Trading Price”  means the average of the closing price of Purchaser’s common stock, as reported by the AMEX, on each of the three (3) consecutive Trading Days immediately preceding the Closing Date.

“Code”  means the Internal Revenue Code of 1986, as amended.  All section references to the Code (or Treasury Regulations) shall include all similar provisions under the applicable state, local or foreign Law.

“Company”  means W.O. Energy of Nevada, Inc., a Nevada corporation.

“Company Assets”  means all assets of the Company (other than the Excluded Assets) including those assets related to (i) certain oil and gas interests in the Panhandle Field, situated in Hutchinson, Gray and Carson Counties, Texas and being more fully described in the Reserve Study dated July 22, 2005, (ii) the oil, gas and mineral leases, mineral interests, royalty interests, overriding royalty interests, agreements, wells, pipelines, rights of way, easements and all production therefrom owned by the Company directly or through a wholly owned subsidiary, (iii) all Equipment of the Company, (iv) two yard office buildings situated on oil and gas leases owned by the Company, (v) appurtenances, any of which of the foregoing, are attributable to, used, obtained or intended for use in connection with the interests of the Company in the Panhandle Field and (vi) the accounts receivable on the Closing Date.

“Company Employee Plans”  has the meaning specified in Section 5.12.

“Company Financial Statements”  shall have the meaning specified in Section 5.5.

“Company Reserve Report”  shall have the meaning specified in Section 5.19.

“Confidentiality Agreement”  shall have the meaning specified in Section 8.1.

“Conner Litigation” means the lawsuit pending in Gray County, Texas between Layne Conner, as plaintiff, and W.O. Operating Company, Ltd. and W.O. Energy, Inc. d.b.a. W.O. Operating Company, as defendants

“Consents”  shall have the meaning specified in Section 4.2.

 “Contract”  means any note, bond, mortgage, indenture, deed of trust, other financial documents, license agreement, franchise, contract, agreement, lease, instrument, guarantee, unit agreements, pooling agreements, operating agreements, production sales agreements, division orders, and other sales contracts, agreements and instruments to which the Company is a party or by which any assets of the Company are bound, in whatever form, written or oral.

“Counter Notice”  has the meaning specified in Section 10.6.

“Cowden Litigation” means the lawsuit pending in Lynn Cowden and W.O. Operating Company, Ltd. regarding the alleged excessive use of surface owner rights by W.O. Operating Company, Ltd.

“Defensible Title”  shall have the meaning specified in Section 3.2.

 “Employee”  means any current officer, director, employee, or leased or contracted employee of the Company or Subsidiary, who are employed or engaged in, or otherwise providing services to, the Business.

“Employment Agreement”  shall have the meaning specified in Section 8.11.

 “Encumbrance”  means any Lien, claim, charge, easement, defect in title, or other encumbrance.

“Environmental Claim”  has the meaning specified in Section 5.14(c).

“Environmental Law”  has the meaning specified in Section 5.14(a).

“Environmental Permits”  has the meaning specified in Section 5.14(e).

“Equipment”  means (i) the equipment of the Company used in connection with the Company Assets and set forth in the list provided to Purchaser by the Company on or about August 1, 2005 and (ii) all inventory of the Company.

“Equipment Appraisal”  means the fair market value appraisal of the Equipment conducted by Superior Asset Management dated November 11, 2005.

“ERISA”  means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”  means with respect to the Seller, any other Person that together with the Company is, or at any time within the six (6)-year period preceding the date of this

Agreement would be treated as, a single employer under Code Section 414 and Section 4001(b) of ERISA.

“Escrowed Cash Consideration”  means the $2,000,000 in immediately available funds as set forth in the Cash Escrow Agreement.

“Excluded Assets” means all property of the Company, real or personal, tangible or intangible, other than the Company Assets, including but not limited to the Amarillo Property, the OneOK Gas Litigation and those assets specified on Schedule 7.2, which will be transferred to Sellers or Affiliates thereof (other than the Company or its Affiliates), dissolved or terminated, together with any and all liabilities related to the Excluded Assets, prior to Closing pursuant to Section 7.2.

“Gathering Systems”  shall have the meaning specified in Section 3.1(b).

“Governmental Authority”  means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency or other regulatory, administrative or governmental authority.

“Hazardous Materials”  means any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic “solid wastes” substances,” “toxic pollutants,” “pollutants,” “contaminants” or words of similar import, under any Environmental Law; and any other chemical, material, substance or waste that is regulated under any Environmental Law or regulated because of its effect or potential effect on public health and the environment, including without limitation, any petroleum or products refined from petroleum, natural gas liquids, radioactive materials, asbestos in any form that is or could become friable,  polychlorinated biphenyls (“PCBs”) and wastes generated during the production of oil and gas.

“HSR Act”  means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons”  shall have the meaning specified in Section 5.19.

“Indemnifiable Loss”  has the meaning specified in Section 10.2.

“Indemnified Party”  means a party having indemnification rights pursuant to Article X.

“Indemnifying Party”  means a party having indemnification obligations pursuant to Article X.

“Intellectual Property” or “IP”  means any and all of the following owned or used by the Company:  (i) trade secrets, inventions, ideas and conceptions of inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a patent application or applications, (ii) United States or foreign patents, patent applications and statutory invention registrations, all rights therein provided by international treaties or conventions and all improvements thereto, all continuations, divisions, reissuances, continuations in part, revisions, extensions and reexaminations relating thereto, (iii) copyrightable works, translations, adaptations, derivative works or combinations thereof, copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein, all of the foregoing as further provided by United States or foreign law, equity, international treaties or conventions, (iv) trademarks, service marks, trade dress, logos, trade-names, corporate names, Internet domain names, whether or not any of the above are registered; United States or foreign registrations or applications to register any of the above, and renewals or extensions thereof, (v) technical and business information, including know-how, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, business forms, and customer and supplier lists and information, that is maintained, or reasonably expected to be maintained, by the Company or its Affiliates in confidence, (vi) copies and tangible and intangible embodiments of all the foregoing, in whatever form or medium, and (vii) all goodwill associated with the foregoing and all rights to sue for past, present, or future infringement of any of the foregoing, or to recover and retain past, present or future damages due thereunder, and costs and attorneys’ fees for past, present, and future infringement or breach of any of the foregoing.

“Judgment” means any judgment (whether or not final and whether or not under appeal), injunction, ruling, order or decree, including final determinations under arbitration proceedings.

“Knowledge” or “Knowledge of the Company” shall mean the actual awareness by the any of the Sellers of a fact or matter or awareness that any of the Sellers should have discovered or otherwise become aware of that fact or matter in the ordinary course of conducting the Business of the Company.

“Law” means any order, writ, injunction, decree, Judgment, ruling, law, decision, opinion, statute, rule or regulation of any Governmental Authority.

“Leases” means all of the oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, royalties, overriding royalties, net profits interests, mineral fee interests, carried interests and other properties and interests described on Exhibit C.

“Leased Real Property”  shall have the meaning specified in Section 5.8(b).

“Liability”  means any and all debts, losses, liabilities, claims (including claims as defined in the Bankruptcy Code), damages, dues, penalties, fines, costs, royalties, amounts paid in settlement, deficiencies or obligations (including those arising out of any Action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, accrued or unaccrued, liquidated or unliquidated, absolute, contingent or otherwise and whether due or to become due, and whether or not resulting from third-party claims, and any out-of-pocket costs and expenses, including any liability for Taxes.

“Lien”  means any mortgage, pledge, hypothecation, assignment, charge or deposit arrangement, lien (statutory or otherwise) or preference, security interest or other priority or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease (meaning any leasing or similar arrangement which is classified as a capital lease in accordance with United States generally accepted accounting principles), any financing lease bearing substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code (as in effect in any jurisdiction) or any comparable law, and any contingent or other agreement to provide any of the foregoing.

“Litigation”  means any Action by or before any court or other Governmental Authority.

“Losses”  means, without duplication, any and all actual damages, fines, fees, penalties, deficiencies, loss of profits, diminution in value of investments, claims, Liabilities, Liens, losses or other obligations, together with costs and expenses, including reasonable fees and disbursements of counsel and any consultants or experts and expenses of investigation incurred in the course of Litigation or other proceedings or of any claim, default or assessment.

“Material Adverse Effect” or “Material Adverse Change,” with respect to the Company or with respect to the Business, means, both before and after giving effect to the transactions contemplated by this Agreement, any change, occurrence or effect, direct or indirect, that could reasonably be expected to have a material adverse effect on the Business, results of operations, prospects, assets, condition (financial or otherwise), or ability to satisfy obligations or liabilities (whether absolute or contingent) of the Company or of the Business, as the case may be, or (ii) the ability of the Sellers or the Company to consummate the transactions contemplated hereby.  References to a Material Adverse Effect or a Material Adverse Change that do not specify whether they are with respect to the Company, the Sellers or the Business shall be deemed to be with respect to each of (i) the Company, (ii) the Sellers and (iii) the Business.

“Material Contracts”  shall have the meaning specified in Section 5.21.

“NLRB”  has the meaning specified in Section 5.13(b).

“Oil and Gas Interests”  shall have the meaning specified in Section 5.19.

“OneOK Gas Litigation”  means the outstanding litigation between the Company and OneOK Gas.

“Ordinary Course of Business”  means the ordinary course of commercial operations customarily engaged in by the Company consistent with past practices and specifically does not include (i) the incurrence of any material liability for any tort or any breach of or default under any Material Contract or Law or (ii) the failure to meet obligations of the Company as they become due or payable.

“Owned Real Property”  shall have the meaning specified in Section 5.8(a).

“Pampa Lease”  shall have the meaning specified in Section 8.12.

“Permits”  shall have the meaning specified in Section 5.20.

“Permitted Encumbrances”  has the meaning specified in Section 3.3.

“Person”  means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a joint venture, a Governmental Authority or another entity or group.

“Post-Valuation Date Period”  shall have the meaning specified in Section 8.8(a).

“Pre-Valuation Date Period”  shall have the meaning specified in Section 8.8(a).

“Purchase Price”  has the meaning set forth in Section 2.1.

“Purchaser”  means Cano Petroleum, Inc., a Delaware corporation, and any permitted assignee designated as the purchaser of the Shares.

“Purchaser Affiliates”  shall have the meaning specified in Section 4.6(b).

“Purchaser SEC Reports”  shall have the meaning specified in Section 6.4.

“Purchaser Stock Consideration”  shall mean a number of shares (rounded to the nearest whole share) of restricted stock of the Purchaser determined as follows: the quotient of (i) the sum of (A) $3,000,000 plus (B) the fair market value of the Equipment as determined by the Equipment Appraisal divided by (ii) the Closing Trading Price.

“Real Property Lease”  shall have the meaning set forth in Section 5.8(b).

“Release”  shall have the meaning set forth in Section 5.14(d).

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement by and among Purchaser and Sellers, entered into prior to or at the Closing Date.

“Securities Act”  means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to the Securities Act or any successor law.

“Seismic Data”  shall have the meaning specified in Section 5.25.

“Seller Affiliates”  shall have the meaning specified in Section 4.6(b).

“Sellers”  means Miles O’Loughlin and Scott White.

“Shares”  means all of the outstanding capital stock of the Company which is to be purchased by Purchaser pursuant to the Agreement.

“Subsidiary“ means those entities listed on Schedule 1.1 in which the Company owns, directly or indirectly, 100% of the capital stock, partnership interests or membership interests, as applicable.

“Tax” or “Taxes“ shall have the meaning specified in Section 5.10.

“Tax Authority“ shall have the meaning specified in Section 5.10.

“Tax Return“ shall have the meaning specified in Section 5.10.

“Termination Date”   shall have the meaning specified in Section 11.1.

“Third Party Claim” shall have the meaning specified in Section 10.5.

“Trading Day”  means a day on which American Stock Exchange (the “AMEX”) is open for trading, and during which Purchaser’s common stock is actively traded.

“Units” means all pooled, communitized or unitized acreage that includes all or a part of any Lease or includes any Well shown on Exhibit C attached hereto.

“Valuation Date” shall mean September 30, 2005.

“Wells” means all oil, gas, water, CO2 or injection wells on the Leases shown on Exhibit C attached hereto.

“Year-End Balance Sheets” shall have the meaning specified in Section 5.5.

ARTICLE II
PURCHASE AND SALE OF SHARES; CLOSING

2.1          Purchase Price.

(a)           On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction of the conditions set forth herein, at the Closing the Sellers shall sell, transfer and deliver or cause to be sold, transferred and delivered to Purchaser, and Purchaser shall purchase from the Sellers, the Shares for an aggregate purchase price of (i) $47,000,000 in immediately available cash funds (the “Cash Consideration”), as adjusted pursuant to Section 2.1(c) below and (ii) the Purchaser Stock Consideration (the Purchaser Stock Consideration together with the Cash Consideration, the “Purchase Price”) payable as set forth below in Section 2.2.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold from the Purchase Price otherwise payable pursuant to this Agreement to the Sellers such amounts (consisting solely of immediately available funds) as are required to be withheld with respect to the making of such payment under any applicable tax withholding requirements of the Code (as defined in Section 3.14) or under any provision of state, local or foreign tax law.  Notwithstanding the foregoing, Sellers shall cause the Company to transfer the Excluded Assets to Sellers or their Affiliates (other than the Company or Affiliates thereof), prior to the Closing, and neither Purchaser nor the Company shall have any right, title or interest in or to the Excluded Assets from and after Closing; provided, however, any such transfer of the Excluded Assets from Company to Seller or its Affiliates shall be on an “as is, where is” basis without any warranty of, indemnity of or liability to the Company.

(b)           Upon Closing, Purchaser shall deliver to The Bank of New York (the “Cash Escrow Agent”), in escrow to secure the indemnification obligations contained in this Agreement, an amount equal to the Escrowed Cash Consideration. The Escrowed Cash Consideration shall be held and invested pursuant to the terms and conditions of the Cash Escrow Agreement which will be executed in the form of Exhibit B at Closing. The Escrowed Cash Consideration shall be credited towards the Purchase Price at the Closing.  The release of the Escrowed Cash Consideration shall be determined in accordance with the terms of the Cash Escrow Agreement, which will provide that, on the later of (i) the two (2) year anniversary of the Closing Date and (ii) the date of the full and final disposition of the OneOK Gas Litigation and all claims related thereto, whether on appeal or otherwise, the Escrowed Cash Consideration, less the amount of (i) all claims paid to Purchaser plus (ii) all claims made by Purchaser pursuant to the Escrow Agreement and the indemnification provisions set forth herein that are still pending, will be paid to Sellers.

(c)           At Closing, the Cash Consideration shall be (A) adjusted downward by (i) the amount of all interest-bearing debt of the Company or any of its Subsidiaries outstanding as of the Closing Date, (ii) except for distributions to be made pursuant to Section 7.2 hereof, the total amount of any and all payments, dividends and other distributions made, directly or indirectly, to each of the Sellers since October 1, 2005 from funds received by the Company after September 30, 2005 (other than salaries in the Ordinary Course of Business) that will be set forth on a list to be provided to Purchaser pursuant to Section 9.2(n), (iii) $500,000 to be paid by December 31, 2005 by the Company to Company’s employees as “Change in Control” bonuses and (iv) the Company’s Pre-Valuation Date Period ad valorem tax liability for 2005 of $220,068.59 and (B) increased by (i) expenses paid by the Company from October 1, 2005 through Closing and attributable to periods after September 30, 2005, (ii) payroll paid by the Company from October 1, 2005 through Closing, (iii) insurance premiums covering periods after September 30, 2005, (iv) any Taxes paid by Company attributable to Post-Valuation Date Periods and (v) oil in the tanks as of September 30, 2005 all of which will be set forth on a list to be provided to Purchaser pursuant to Section 9.2(o) and which shall be reasonably acceptable to Purchaser.

2.2          Payment of Purchase Price

(a)           At Closing, Purchaser shall deliver to Sellers payment, by wire transfer to a bank account designated in writing by Sellers (such designation having been made at least two Business Days prior to the Closing Date), immediately available funds in an amount equal to the difference between the Cash Consideration, as adjusted pursuant to Section 2.1(c), and the Escrowed Cash Consideration.

(b)           At Closing, Purchaser shall deliver to Sellers copies of instructions to Purchaser’s transfer agent directing the transfer agent to issue as soon as possible shares of Purchaser Restricted Stock (registered in the name of such Sellers) in an aggregate amount equal to the Purchaser Stock Consideration.

(c)           At Closing, Purchaser shall deliver to the Cash Escrow Agent payment, by wire transfer to a bank account designated in writing by the Cash Escrow Agent (such designation to be made at least two Business Days prior to the Closing Date), immediately available cash funds in an amount equal to the Escrowed Cash Consideration.

2.3          The Closing.  The closing of the transactions herein contemplated (“Closing”) shall be held at the offices of Bracewell & Giuliani in Dallas, Texas at 10:00 am Central Time on November 29, 2005 (the “Closing Date”), or at such other time and place as Purchaser and Sellers agree.

2.4          Restricted Securities.

(a)           The parties acknowledge that the shares of Purchaser Restricted Stock shall not have been registered and shall be characterized as “restricted securities” under U.S. federal securities laws, and, under such laws, such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of Purchaser Restricted Stock to be issued pursuant to this Agreement shall bear the following legend as well as any legend contemplated by this Agreement or required by the laws of the State of Delaware or any other jurisdiction:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, TRANSFER OR OTHER DISPOSITION OF THESE SHARES IS SUBJECT TO RESTRICTIONS AS SET FORTH IN THE STOCK PURCHASE AGREEMENT BY AND AMONG CANO PETROLEUM, INC., W.O. ENERGY OF NEVADA, INC., MILES O’LOUGHLIN AND SCOTT WHITE DATED AS OF NOVEMBER —, 2005, A COPY OF WHICH IS AVAILABLE AT THE PRINCIPAL OFFICE OF THE COMPANY”

(b)           The holders of shares of Purchaser Restricted Stock shall be restricted from selling, transferring or otherwise disposing of any or all of such shares until the first anniversary of the Closing Date, and, thereafter, in any ninety (90) day period, such holder of shares of Purchaser Restricted Stock may only sell, transfer or otherwise dispose of a maximum of 15% of the total number of shares of Purchaser Restricted Stock such holder received in connection with the transactions contemplated herein and each certificate representing shares of Purchaser Restricted Stock to be issued pursuant to this Agreement shall contain a legend to that effect.  Such shares of Purchaser Restricted Stock shall have the rights set forth in the Registration Rights Agreement.

ARTICLE III
TITLE MATTERS

3.1          Sellers’ Title.

(a)           Each of the Sellers, jointly and severally, represent and warrant to Purchaser that the Company’s title to the Wells, Units and Leases shown on Exhibit C is Defensible Title as defined in Section 3.2.

(b)           Each of the Sellers, jointly and severally, represent and warrant to Purchaser that the Company has good and valid, indefeasible title to the gas gathering systems, facilities and equipment currently used to gather and transport oil and gas from the property described in Exhibit C (the “Gathering Systems”) and that the Company has all necessary easements and authority to operate the Gathering Systems in the manner they are currently operated.

3.2          Definition of Defensible Title.

(a)           As used in this Agreement, the term “Defensible Title” means that title of the Company which, to the Knowledge of the Company, subject to Permitted Encumbrances:

(b)           Entitles the Company to receive throughout the duration of the productive life of any Well or Unit (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons), not less than the “net revenue interest” share shown in Exhibit C of all Hydrocarbons produced, saved and marketed from such Well or Unit;

(c)           Obligates the Company to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Well or Unit not greater than the “working interest” shown in Exhibit C without increase throughout the productive life of such Well or Unit, except as stated in Exhibit C and increases that are accompanied by at least a proportionate increase in the Company’s net revenue interest; and

(d)           Is free and clear of all Encumbrances other than Permitted Encumbrances.

3.3          Definition of Permitted Encumbrances.

(a)           As used herein, the term “Permitted Encumbrances” means any or all of the following:

(b)           Lessors’ royalties and any overriding royalties, reversionary interests and other burdens to the extent that they do not, individually or in the aggregate, reduce the Company’ net revenue interest in any Well or Unit below that shown in Exhibit C or increase the Company’s working interest in any Well or Unit above that shown in Exhibit C without a corresponding increase in the net revenue interest;

(c)           All leases, unit agreements, pooling agreements, production sales agreements, division orders, Contracts and other sales contracts, agreements and instruments of less that one (1) year in duration to which the Company is a party or by which any assets of the Company are bound, other than Excluded Assets to the extent that they do not, individually or in the aggregate, reduce the Company’s net revenue interest in any Well or Unit below that shown in Exhibit C or increase the Company’s working interest in any Well or Unit above that shown in Exhibit C without a corresponding increase in the net revenue interest;

(d)           Third-party consent requirements and similar restrictions with respect to which waivers or consents are obtained from the appropriate parties prior to the Closing Date or the appropriate time period for asserting the right has expired or which need not be satisfied prior to a transfer;

(e)           Encumbrances for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

(f)            Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions;

(g)           All rights to consent, required notices to, filings with, or other actions by any Governmental Authority in connection with the transactions contemplated hereby if they are customarily obtained subsequent to such transactions;

(h)           Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations which do not materially interfere with or materially inhibit the normal conduct of such surface operations;

(i)            All rights reserved to or vested in any Governmental Authority to control or regulate the Company or any of its assets in any manner and all obligations and duties under all applicable laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority;

(j)            The litigation and other matters listed on the Disclosure Schedules;

(k)           Changes initiated by Purchaser in the (A) well location, (B) drilling unit configuration, or (C) pooling and unitization outlines;

(l)            Any matters shown on Exhibit C; and

(m)          Any other Encumbrances (i) which do not, individually or in the aggregate, materially detract from the value of or have a Material Adverse Effect on the use, operation or ownership of the assets of the Company (taken as a whole) subject thereto or affected thereby (as currently used, operated or owned) and (ii) which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Each of the Sellers, jointly and severally, represents and warrants to Purchaser as follows:

4.1          Authority; Execution and Delivery; Enforceability.  Each of the Sellers has full power and authority to execute this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement to which he is, or is specified to be, a party (the “Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.  Each of the Sellers has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which each Seller is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which each Seller is, or is specified to be, a party will after the Closing constitute, his legal, valid and binding obligation, enforceable against each Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.2          No Conflicts; Consents.  The execution and delivery by each of the Sellers of this Agreement does not, the execution and delivery by each of the Sellers of each Ancillary Agreement to which any Seller is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by each of the Sellers with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) any Contract to which any Seller is a party or by which any of the Sellers’ properties or assets is bound or (ii) any Judgment or any Law applicable to any Seller or his properties or assets. No material consent, Approval, license, permit, order or authorization (“Consents”) of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to any Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.

4.3          Shares.  Each Seller is the record and beneficial owner of the number of Shares listed opposite such Seller’s name on Exhibit A, has good and valid title to such shares and has the right, power and authority to sell, assign, convey, transfer and deliver the same to Purchaser pursuant to this Agreement free and clear of all Liens.  Upon delivery to Purchaser at the Closing of a certificate representing the Shares, duly endorsed by the Sellers for transfer to Purchaser, and upon the Sellers’ receipt of the Purchase Price, good and valid title to the Shares will pass to Purchaser, free and clear of any Liens. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. If any Seller is married, and the Shares constitute community property or otherwise need spousal or other approval for this Agreement or any Ancillary Agreement to be valid and binding, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation by such Seller of the transactions contemplated hereby and thereby and the compliance by such Seller of the provisions hereof and thereof have been duly authorized by such Seller’s spouse, and, assuming the due authorization, execution and delivery by each of the other parties thereto, this Agreement and the Ancillary Agreements constitute legal, valid and binding obligations of the Seller’s spouse, enforceable against his spouse in accordance with their terms.

4.4          Restricted Shares.Each of the Sellers understands that:

(a)           the shares of Purchaser Restricted Stock comprising the Purchaser Stock Consideration to be delivered pursuant to this Agreement are “restricted securities” under the federal securities laws of the United States inasmuch as they have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and shall be acquired from Purchaser in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereof or Regulation D promulgated thereunder;

(b)           the shares of Purchaser Restricted Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.  In this connection, each Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act;

(c)           the shares of Purchaser Restricted Stock will bear a legend to such effect;

(d)           Purchaser will cause its transfer agent to make a notation on its transfer books to such effect; and

(e)           The holders of shares of Purchaser Restricted Stock shall be restricted from selling, transferring or otherwise disposing of any or all of such shares until the first anniversary of the Closing Date, and, thereafter, in any ninety (90) day period, such holder of shares of Purchaser Restricted Stock may only sell, transfer or otherwise dispose of a maximum of 15% of the total number of shares of Purchaser Restricted Stock such holder received in connection with the transactions contemplated herein.

4.5          Accredited Investor; Purchase Entirely For Own Account.  Each of the Sellers is an accredited investor as defined in Regulation D under the Securities Act.  Each of the Sellers is acquiring the Shares pursuant to this Agreement for investment only for his own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and shall not offer to sell or otherwise dispose of any of the Shares so acquired by each of the Sellers in violation of the registration requirements of the Securities Act or the securities laws of any other jurisdiction applicable to the transactions contemplated hereby or the Sellers. By executing this Agreement, each of the Sellers further represents that he does not have any Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

4.6          Disclosure of Information.

(a)           Each of the Sellers has conducted his own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of Purchaser; and

(b)           Each of the Sellers acknowledges that, except as set forth in this Agreement, none of Purchaser nor any of its affiliates, employees, agents, advisors or representatives (collectively, “Purchaser Affiliates”) makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to any Seller or any of his affiliates, employees, agents or representatives (collectively, “Seller Affiliates”).  Each of the Sellers further agrees that, to the fullest extent permitted by law, neither Purchaser nor any Purchaser Affiliate shall have any liability or responsibility whatsoever to the Sellers or any Seller Affiliate on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to any Seller or Seller Affiliate (or any omissions therefrom), other than (in the case of Purchaser) in respect of the specific representations and warranties set forth in Article VI of this Agreement.

4.7          Investment Experience.  Each of the Sellers has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the investment in the Shares. Each of the Sellers is able to bear the economic risk of his investment in the Shares for an indefinite period of time and can afford a complete loss of his investment in the Shares.

4.8          General Solicitation.  No Seller was offered or sold the Shares, directly or indirectly, by means of any form of general solicitation or general advertisement.

4.9          Reliance.  Each of the Sellers understands and acknowledges that: (i) the Shares are being offered and sold to him without registration under the Securities Act in a transaction that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and Purchaser will rely upon the accuracy and truthfulness of, the foregoing representations and each of the Sellers hereby acknowledges and consents to such reliance.

4.10        Brokers or Finders.  Each of the Sellers represents, as to himself and his Affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

The Company and the Sellers, jointly and severally, represent and warrant to Purchaser as follows:

5.1          Organization and Qualification of the Company and Subsidiaries.

(a)           The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company and each Subsidiary has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Company and each Subsidiary is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so qualified would not result in a Material Adverse Effect.  A list of the jurisdictions in which the Company and each Subsidiary is so qualified is set forth in Schedule 5.1.

(b)           The Company has delivered to Purchaser true and complete copies of the certificate of incorporation and by-laws, each as amended to date, of the Company and each

Subsidiary. To the Knowledge of the Company, the stock certificate and transfer books and the minute books of the Company and each Subsidiary (which have been delivered to Purchaser prior to the date hereof) are true and complete.

5.2          Capitalization; Title to Shares.

(a)           The authorized capital stock of the Company consists of 1,000,000 shares of common stock, par value $0.01 per share, of which 1,200 shares, constituting the Shares, are issued and outstanding. Except for the Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Business Corporations Act, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound. There are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including “rights plans” or “poison pills”) obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

(b)           The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock, partnership interests or membership interests, as applicable, of each Subsidiary, there are no irrevocable proxies with respect to any such shares or interests, and no equity securities or partnership or membership interest of any Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments or other agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock, partnership interests or membership interests of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may be bound to issue additional shares of capital stock, partnership interests or membership interests of any Subsidiary or securities convertible into or exchangeable or exercisable for any such shares.  All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

5.3          Authority and Enforceability.  The Company has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Company of the  transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. The Company has duly executed and delivered this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4          Consents and Approvals; No Violation.  The execution and delivery by the Company of this Agreement do not, the execution and delivery by any Seller or the Company of each Ancillary Agreement to which the Company is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by the Company with the terms hereof and thereof will not conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation, charter or by-laws of the Company, (ii) any Contract or other corporate restriction to which the Company is a party or by which any of its properties or assets is bound or (iii) any Judgment or Law applicable to the Company or its properties or assets other than, in the case of clauses (ii) and (iii) above, any such items that have not had and could not reasonably be likely to have a Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.

5.5          Financial Statements.  Schedule 5.5 sets forth reviewed but unaudited balance sheets of the Company as of November 30, 2003 and 2004 (the “Year-End Balance Sheets”) and as of May 31, 2005 (the “Balance Sheet”) and the related income statements for the years ended November 30, 2003 and 2004 and the six months ended May 31, 2005 (the Year-End Balance Sheets, the Balance Sheet and such financial statements, in each case together with the notes thereto, being herein referred to as the “Company Financial Statements”). To the Knowledge of the Company, the Company Financial Statements present the consolidated financial condition, and results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated. To the Knowledge of the Company, the books of account and other financial records of the Company and its Subsidiaries (i) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (ii) have been maintained in accordance with good business and accounting practices.  To the Knowledge of the Company, the Company does not have any liabilities or obligations that have had or are reasonably likely to have a Material Adverse Effect on the Company except (i) as disclosed, reflected or reserved against in the Balance Sheet and the notes thereto and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement.

5.6          Absence of Undisclosed Liabilities.  Except (a) as specifically disclosed in the Company Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since May 31, 2005, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Material Adverse Effect.

5.7          Assets Other than Real Property Interests.

(a)           The Company is the exclusive legal and equitable owner, in its sole name and stead, with good and marketable title to, and the unconditional right to use, all of the assets reflected on the Balance Sheet or thereafter acquired, other than those otherwise disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice, in each case free and clear of Encumbrances.

5.8          Real Property.

(a)           Schedule 5.8(a) contains a true and complete list of all real property owned by the Company or any of its Subsidiaries (collectively, and excluding any and all oil and gas leases, the “Owned Real Property”), and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property. Copies of title reports or policies obtained by the Company with respect to each of the Owned Real Property have previously been made available to Purchaser.

(b)           Schedule 5.8(b) sets forth the addresses of each parcel of real property leased, subleased, licensed or otherwise occupied (whether as landlord, sublandlord, tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon and excluding any and all oil and gas leases, the “Leased Real Property”), and a true and complete list of all agreements (including the date and the name of the parties to such agreements) pertaining to the Leased Real Property (each a “Real Property Lease”). True and complete copies of each of the Real Property Leases that has not been terminated or expired as of the date hereof have been made available to Purchaser.

(c)           The Company or its Subsidiaries has good title to all Owned Real Property and valid leasehold estates in all Leased Real Property free and clear of all Encumbrances. The Company or its Subsidiaries are in possession of substantially all of the Leased Real Property.

(d)           None of the Owned Real Properties and the Leased Real Properties is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof.

(e)           Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Real Property Lease either by the Company or its Subsidiaries party thereto or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by the Company or its Subsidiaries thereunder.

(f)            There does not exist any pending or, to the Knowledge of the Company, threatened condemnation or eminent domain proceeding that affects any Owned Real Property or Leased Real Property, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any Owned Real Property or Leased Real Property.

(g)           The improvements constructed on the Owned Real Property and Leased Real Property are (i) insured by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear.

5.9          Absence of Certain Changes.  Since May 31, 2005, there has not been any Material Adverse Change in the Business, Company Assets, condition (financial or otherwise) or results of operations of the Company.  Since May 31, 2005, the Business of the Company has been conducted in the Ordinary Course of Business and in substantially the same manner as previously conducted. Except as set forth in Schedule 5.9 or as contemplated by this Agreement, since May 31, 2005, the Company has not taken any of the following actions:

(a)           amended its Certificate of Incorporation or By-laws;

(b)           redeemed or otherwise acquired any shares of its capital stock or issued any capital stock;

(c)           incurred or assumed any liabilities, obligations or indebtedness for borrowed money or guaranteed any such liabilities, obligations or indebtedness, other than in the Ordinary Course of Business; provided, however, that in no event shall the Company have incurred or assumed any long-term indebtedness for borrowed money;

(d)           canceled any material indebtedness (individually or in the aggregate) or waived any claims or rights of substantial value;

(e)           paid, loaned or advanced any amount to, or sold, transferred or leased any of its assets to, or entered into any agreement or arrangement with, Sellers, any employee of the Company, or any of their Affiliates;

(f)            made any change in any method of accounting or accounting practice or policy;

(g)           acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquired any assets (other than inventory) that are material;

(h)           made or incurred any capital expenditure outside the Ordinary Course of Business.

(i)            sold, leased, licensed or otherwise disposed of any of its assets other than in the Ordinary Course of Business;

(j)            entered into any lease of real property, except any renewals of existing leases in the Ordinary Course of Business; or

(k)           (i) commenced or sought to commence a voluntary case under the Bankruptcy Code or consented to the entry of an order for relief in an involuntary case or to the conversion of any involuntary case to a voluntary case under any such law or consented to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (ii) made any assignment for the benefit of creditors or (iii) adopted any resolution or otherwise authorized action to approve any of the action referred to in this subclause (l) (collectively, “Bankruptcy Actions”);

(l)            (i) granted any severance or termination pay to any shareholder or director, officer, employee or Affiliate (as defined below) of the Company, (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any shareholder or director, officer, employee or Affiliate of the Company, (iii) granted any increase in benefits of any shareholder or director, officer, employee or Affiliate of the Company payable under any existing severance or termination pay policies or employment agreements or (iv) granted any increase in compensation, bonus or other benefits payable to any shareholder or any director, officer, employee or Affiliate of the Company, in each case other than in the Ordinary Course of Business;

(m)          created any new, or amended or altered, any bonus, incentive, compensation, severance, stock option, stock appreciation right, pension, profit-sharing, employee stock ownership, retirement, fringe or other employee benefit plan, arrangement or trust agreement adopted or implemented by the Company; or

(n)           authorized any of, or committed or agreed to take, whether in writing or otherwise, to do any of, the foregoing actions.

5.10        Taxes.  The Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member have timely filed (taking into account any applicable filing extensions) all Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due, except to the extent of any accruals for Taxes on the Company Financial Statements.  To the Knowledge of the Company, all such Tax Returns or reports are complete and accurate in all respects and properly reflect the Taxes of the Company and its Subsidiaries for the periods covered thereby.

(a)           The Company has provided adequate accruals in the Company Financial Statements for any Taxes that have not been paid as of the date of such financial statements, whether or not shown as being due on any Tax Returns.

(b)           The Company and its Subsidiaries are not delinquent in the payment of any Tax, assessment or governmental charge.  Neither the Company nor any of its Subsidiaries have received any notice that any Tax deficiency or delinquency has been asserted against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there is no threat of such assertion.

(c)           Except for such Taxes as are being contested in good faith for which adequate accruals have been made and are reflected on the Company Financial Statements, there is no unpaid assessment, proposal for additional Taxes, deficiency, or delinquency in the payment of any Taxes that exists or could be asserted by any Tax Authority against the Company or any of its Subsidiaries.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have violated in any respect any applicable federal, state, local or foreign tax law.

No claim for Taxes has become a Lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries. No action, suit, proceeding, investigation, claim or audit has formally commenced and no written notification has been given that such audit or other proceeding is pending or threatened with respect to the Company or any of its Subsidiaries in respect of any Taxes.  No extension or waiver of the statute of limitations on the assessment or collection of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect.  There is no agreement, contract or arrangement to which the Company or any of its Subsidiaries is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

(d)           Neither the Company nor any of its Subsidiaries has agreed or is required to make any material adjustment pursuant to Section 481(a) of the Code (or any similar provision of foreign, state or local law or any predecessor provision) by reason of any change in any accounting method.

(e)           Neither the Company nor any of its Subsidiaries is a party to any tax sharing or tax allocation agreement (other than agreements solely between the Company and its wholly owned Subsidiaries) nor does the Company or any of its Subsidiaries owe any amount under any such agreement.

(f)            Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns which include only Company and any of its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year.

(g)           Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(h)           Neither the Company nor any of its Subsidiaries will be required to include in any period ending after the Closing Date any income that accrued in a prior period but was not recognized in any prior period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting.

(i)            Each of the Company and its Subsidiaries has disclosed on their Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or similar provision of state, local, or foreign law).  None of the Company or any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder or that could be subject to Section 6111 or Section 6112 of the Code, or the Treasury Regulations thereunder.

(j)            No consent to the application of former Section 341(f)(2) of the Code has been filed with respect to the Company or any of its Subsidiaries.

(k)           To the Knowledge of the Company, all Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority, Tax Authority or other person.

(l)            The Company and its Subsidiaries will not be required to include any amount in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of a change in the method of accounting for a Taxable period ending prior to the Closing Date, any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local, or foreign tax laws) entered into prior to the Closing Date.

(m)          To the Knowledge of the Company, the United States federal, state and foreign Tax Returns of the Company and its Subsidiaries have been audited by the IRS or relevant state or foreign tax authorities or are closed by the applicable statute of limitations for all taxable years through the Company’s 2001 fiscal year.

(n)           Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code.

(o)           To the Knowledge of the Company, no claim has been made by a Tax Authority in a jurisdiction in which the Company or its Subsidiaries do not file Tax Returns that the Company or its Subsidiaries are required to file Tax Returns in such jurisdiction and, to the Knowledge of the Company and its Subsidiaries, no taxing authority could reasonably make such claim.

(p)           The Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax exemptions or order of a foreign government and the consummation of the transactions contemplated by this Agreement shall not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions or order.

For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.  As used herein, “Tax Return” shall mean any return, statement, report or form (including, without limitation estimated Tax returns and reports, withholding Tax returns and reports and information reports and returns) required to be filed with respect to Taxes.

5.11        Litigation.  Except as disclosed on Schedule 5.11, there is no suit, claim, Action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or directly affecting the Company, any Subsidiaries of the Company or any of the directors or officers of the Company or any of its Subsidiaries in their capacity as such. Neither the Company nor any of its Subsidiaries, nor any officer, director or employee of the Company or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, Judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the Business, assets or properties of the Company or such Subsidiary nor, to the Knowledge of the Company, is the Company, any Subsidiary or any officer, director or employee of the Company or its Subsidiaries under investigation by any Governmental Authority.  There is not in existence any order, Judgment or decree of any court or other tribunal or other agency enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its Business, assets or properties.

5.12        Employee Benefit Plans.

(a)           Schedule 5.12(a) lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and related trusts which are maintained or contributed to by the Company or any of its ERISA Affiliates or Subsidiaries or with respect to which the Company or any of its ERISA Affiliates or Subsidiaries has any liability or obligation to contribute, (ii) each stock option, stock purchase, phantom stock, stock appreciation right, severance, sabbatical, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), or accident or health insurance plan (whether insured or self-insured), program or arrangement benefiting employees or former employees of the Company or any of its ERISA Affiliates or Subsidiaries, (iii) all bonus, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements benefiting employees or former employees of the Company or any of its ERISA Affiliates or Subsidiaries, (iv) other fringe or employee benefit plans, programs or arrangements that apply to management and other employees of the Company or any of its ERISA Affiliates or Subsidiaries, and (v) any current or former employment or executive compensation or severance agreements or arrangements, written or otherwise, as to which unsatisfied obligations of the Company or any of its ERISA Affiliates Subsidiaries of greater than, individually or in the aggregate, $25,000 remain for the benefit of, or relating to, any present or former employees, consultants or directors (or equivalent position) of the Company or any of its ERISA Affiliates or Subsidiaries (together, the “Company Employee Plans”).

(b)           The Company has furnished to Purchaser a copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts with third party administrators, actuaries, investment managers, consultants and all independent contractors related to such Company Employee Plans, employee booklets, employment manuals, policy manuals, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto), the most recent actuarial report, where applicable, and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years.  Any Company Employee Plan intended to be qualified under Code Section 401(a) has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code within the two (2)-year period preceding the Closing Date, and each trust under such Company Employee Plan is exempt from federal income tax under Code Section 501.  The Company has also furnished Purchaser with the most recent Internal Revenue Service determination letter issued with respect to each such Company Employee Plan, and no event has occurred or circumstance that could give rise to the loss of the tax qualified or tax-exempt status of any Company Employee Plan subject to Code Section 401(a).  The Company has also furnished Purchaser with all registration statements and prospectuses prepared in connection with each Company Employee Plan.

(c)           None of the Company Employee Plans, or any other agreement, promises or provides retiree medical or other retiree welfare benefits to any person, except as required by applicable law; (ii) neither the Company nor any of its Subsidiaries or ERISA Affiliates has engaged in or permitted to occur, and to the Knowledge of the Company, no other party had engaged in or permitted to occur, any “prohibited transaction,” as such term is defined in ERISA Section 406 and Code Section 4975, with respect to any Company Employee Plan; (iii) each Company Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and, the Company and each of its ERISA Affiliates and Subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or violation of, and, to the Knowledge of the Company, there is no default or violation by any other party to, and are otherwise in full compliance with ERISA, the Code and other applicable laws with respect to, any of the Company Employee Plans; (iv) neither the Company nor any of its ERISA Affiliates or Subsidiaries is subject to any liability or penalty under Code Sections 4971 through 4980E or Title I of ERISA with respect to any of the Company Employee Plans; (v) all contributions (including all employer and employee salary reduction contributions) required to be made by the Company or any of its ERISA Affiliates or Subsidiaries to any Company Employee Plan have been made on or before their due dates and the full amount (or a good faith estimate of the full amount) for contributions to each Company Employee Plan for the current plan years has been accrued; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of ERISA Section 4043 (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to ERISA Section 4043) nor any event described in ERISA Section 4062, 4063 or 4041 has occurred; (vii) no Company Employee Plan is covered by, and neither the Company nor any of its ERISA Affiliates or Subsidiaries, maintains or contributes to or at any time within the six (6)-year period preceding the date of this Agreement maintained or contributed to or had an obligation to contribute to any employee benefit plan covered by or has incurred or expects to incur any liability under Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Code Section 412; (viii) each Company Employee Plan can be terminated after the Closing Date without liability to Purchaser other than for benefits accrued from the Closing Date up to the date of termination; and (ix) no Company Employee Plan promises or provides benefits to any of the Company’s or its Subsidiaries independent contractors or subcontractors.  With respect to each Company Employee Plan subject to ERISA as either an employee pension plan within the meaning of ERISA Section 3(2) or an employee welfare benefit plan within the meaning of ERISA Section 3(1), to the Knowledge of the Company, the Company has prepared in good faith and timely filed all requisite governmental reports (which were true and correct in all material respects as of the date filed) and it has properly and timely filed and distributed or posted all material notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan.  No suit, administrative proceeding, Action or other litigation has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.  All plans, arrangements and agreements, in form and operation comply with Code Section 402A.  Schedule 5.12(c) sets forth all plans, arrangements and agreements which would be subject to Code Section 409A if they were not grandfathered under prior law under Section 885(d) of the American Jobs Creation Act of 2004.

(d)           There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its ERISA Affiliates or Subsidiaries relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan as reflected in the Company Financial Statements for the most recently completed fiscal year.  No employee of the Company or any of its ERISA Affiliates or Subsidiaries shall be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Employee Plan as a result of the transactions contemplated by this Agreement and any related agreements.  As a result of the transactions contemplated by this Agreement, no person will be entitled to receive any additional payment from the Company or any other party that could result in a loss of deduction for the Company under Code Section 280G.

(e)           Neither the Company nor any of its ERISA Affiliates or Subsidiaries contributes to, or has agreed via any agreement to participate in or fund or had any liability within the six (6)-year period preceding the date of this Agreement with respect to any multiemployer pension plan or welfare plan.  Neither the Company nor any of its ERISA Affiliates or Subsidiaries has within the six (6)-year period preceding the date of this Agreement or will have as a result of the execution and delivery of this Agreement, any obligation to fund a withdrawal liability under ERISA Section 4201 et seq. or pursuant to any agreement.

(f)            No event has occurred or circumstance exists that could result in a material increase in premium costs of any Company Employee Plan that are insured or a material increase in benefit costs of such Company Employee Plans that are self-funded.

5.13        Personnel Data; Labor Relations.

(a)           Schedule 5.13(a) attached hereto is a list of all employees of the Company (the “Business Employees”) their current rates of compensation and their length of service with the Company.

(b)           With respect to each Employee, to the Knowledge of the Company, the Company is, and at all times prior to the date hereof has been, in compliance with all Laws related to employment in all material respects.  With respect to any Employee, there are and have been no employment discrimination or harassment complaints or charges or other material controversies pending nor, to the Knowledge of the Company, threatened.  With respect to Employees, to the Knowledge of the Company, no officer or group of key employees, other than the Sellers, has any plans to terminate their employment (whether prior to, at or after the Closing).  With respect to any Employees, to the Knowledge of the Company, no Employee is under any restrictions or covenants from former employment that would restrict, impair, hinder or prevent any Employee from performing all employment duties.  With respect to any

Employees, the Company is not a party to any collective bargaining agreement with a labor organization certified by the National Labor Relations Board (the “NLRB”), and (a) there is no unfair labor practice charge or complaint against the Company pending before, or to the Knowledge of the Company, threatened to be brought before, the NLRB, (b) there is no labor strike, organizing activity or organized dispute, slowdown, work stoppage or other form of collective labor activity actually pending or, to the Knowledge of the Company, threatened against or affecting the Company, (c) there is no union representation claim or petition pending before the NLRB and (d) the Company has not experienced any organized dispute, slowdown, work stoppage or other form of collective activity in the past three years.

5.14        Environmental Liability.

(a)           Compliance.  To the Knowledge of the Company, the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws (defined below), and neither the Company nor any of its Subsidiaries have received any notice from any Person that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

For purposes of this Agreement, “Environmental Laws” shall mean all federal, state, or local Laws (including without limitation the common law)  relating to the regulation or protection of human health, safety or the environment (including, without limitation, natural resources, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata and biota), including, without limitation, those relating to (i) the Release (defined below) or threatened Release of Hazardous Materials (defined below), (ii) the protection of endangered or threatened species on environmentally sensitive areas; or (iii) to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, remediation, investigation or handling of Hazardous Materials.

(b)           Hazardous Materials.  The Company and its Subsidiaries have not used, stored, treated, disposed or otherwise handle Hazardous Materials except in compliance with Environmental Laws, and no storage tanks are located beneath the Owned Real Property or the Leased Real Property.

(c)           Environmental Claims.  To the Knowledge of the Company, there is no Environmental Claim (defined below) to which the Company or any of its Subsidiaries is subject, and there is no Environmental Claim which is pending or threatened or likely to be threatened, nor do any conditions exist that would give rise to an Environmental Claim, (i) against the Company or any of its Subsidiaries, (ii) against any person or entity whose Liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (iii) relating to any real or personal property or operations which are now or have been previously owned, leased, operated or managed, in whole or in part, by the Company or any of its Subsidiaries.

For purposes of this Agreement, “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of compliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential Liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release (defined below) or threatened Release, of any Hazardous Material at any location, whether owned, operated, leased or managed by the Company or any of its Subsidiaries with respect to the Business; or (b) circumstances reasonably forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any and all claims seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

(d)           Releases.  To the Knowledge of the Company, there have been no reportable releases, spills, emissions, leaks, injections, deposits, disposals, discharges, dispersals, leaching or migrations (collectively “Releases”) of any Hazardous Materials on, at, to or from (i) any property now or formerly owned, leased, operated or managed, in whole or in part, by the Company or any of its Subsidiaries or (ii) at, from, or to any location where the Company or any of its Subsidiaries have disposed of any Hazardous Materials, that have not been reported to the proper Governmental Authority or otherwise.

(e)           Permits.  Other than as set forth on Schedule 5.14(e), to the Knowledge of the Company, the Company and its Subsidiaries have, and at all relevant times had, all permits, licenses, and other authorizations required under Environmental Law for its operations (collectively, “Environmental Permits”), and has applied for the renewal of such Environmental Permits in a timely manner so that the Environmental Permits remain in force during the pendency of such application, and such Environmental Permits are in full force and effect.

(f)            Permit Transfers.  The transactions contemplated by this Agreement require no transfer of the Environmental Permits.

(g)           Environmental Assessments.  To the Knowledge of the Company, there are no environmental reports, audits, investigations or assessments of the Company or any of its Subsidiaries or any real or personal property or operations which are now or have been previously owned, leased, operated or managed, in whole or in part, by the Company or any of its Subsidiaries.

5.15        Compliance with Applicable Laws.  The Company and each of its Subsidiaries hold all Approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its Business, as now conducted, and such businesses are not being, and neither the Company nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety.

5.16        Insurance.  Schedule 5.16 lists each of the insurance policies of the Company and its Subsidiaries which are currently in effect and in effect for the last year. The Company has made available to Purchaser a true, complete and correct copy of each policy, or the binder therefore, for each (i) general liability insurance policy, (ii) workers compensation insurance policy, (iii) umbrella insurance policy and (iv) excess insurance policy that was in effect at any time within the past four (4) years.  With respect to each such insurance policy or binder, none of the Company, any of its Subsidiaries or any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and there has been no occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy.  Schedule 5.16 describes any self-insurance arrangements affecting the Company or its Subsidiaries. The insurance policies listed in Schedule 5.16 include all policies which are required in connection with the operation of the Business of the Company and its Subsidiaries as currently conducted by applicable laws and all agreements relating to the Company and its Subsidiaries.

5.17        Labor Matters; Employees.

(a)           Schedule 5.17(a) sets forth all loans and advances to employees and directors (or equivalent positions) of the Company or its Subsidiaries (other than routine travel advances to be repaid or formally accounted for within the thirty days and reflected on the books of the Company) made by the Company and currently outstanding.

(b)           The Company and each of its Subsidiaries are in compliance in all respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice, except where the failure to be in compliance or the engagement in such unfair labor practice, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(c)           The Company and its Subsidiaries have withheld all amounts required by law or by Contract to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

(d)           To the Knowledge of the Company, the Company and its Subsidiaries are not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(e)           There are no pending claims against the Company or any of its Subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability.

(f)            Neither the Company nor any of its Subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.

(g)           There are no controversies pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective Employees, which controversies have or would reasonably be expected to result in an Action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic.

(h)           Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees.  To the Knowledge of the Company, no employees of the Company or any of its Subsidiaries are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conduced or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

(i)            Schedule 5.17(i) lists all workers who are working under any visa (e.g., H-IB, L, etc.), the type and expiration date of the visa, and whether the worker is an employee of the Company or any Subsidiary or an independent contractor/subcontractor paid by the Company or any Subsidiary or any employee or independent contractor/subcontractor paid by any other Person to which the Company or any Subsidiary makes payments for that worker’s services.  The Company has ensured (by use of an interpreter, if necessary) that all of its employees have (i) filled-out Section 1 of the Form I-9 at the time of hire; (ii) properly completed Section 2 of the Form I-9 within 3 business days of hiring unless the employee was hired for less than three business days, in which case Section 1 and 2 of the Form I-9 were fully completed at the time of hire, and (iii) provided legally acceptable documents that establish the employee’s identity and eligibility to work in the United States.  Seller further represents that it has reviewed its employees’ eligibility documents to make a good faith effort to determine that such documents are genuine and relate to the individual who completed the documents.

5.18        Permits.  To the Knowledge of the Company, except as set forth in Schedule 5.14(e), immediately prior to the Closing Date, the Company and its Subsidiaries will hold all of the permits, licenses, certificates, consents, Approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities (“Permits”) required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as currently conducted.

5.19        Material Contracts.

(a)           Schedule 5.19 lists each of the following contracts and agreements (whether oral or written) of the Company and its Subsidiaries (collectively, the “Material Contracts”):

(i)              any agreement (other than an oil and gas lease) for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $10,000.00;

(ii)             any gas, crude oil or liquids sales agreement, gas, crude oil or liquids purchase agreement, or gas, crude oil or liquids marketing agreement, under which the Company or any Subsidiary is a seller, that cannot be terminated by the Company or any of its Subsidiaries, as the case may be, without penalty upon not more than ninety (90) calendar days’ notice;

(iii)            any agreement for, or that contemplates, the sale of any working interests in any property, or the sale of any other asset (other than sales of oil and gas production in the Ordinary Course of Business), which involves any payment to the Company or its Subsidiaries in excess of $10,000.00;

(iv)            any agreement that constitutes a lease (other than an oil and gas lease) under which the Company or any Subsidiary is the lessor or lessee of real or personal property, that (A) cannot be terminated by the Company or any Subsidiary, as the case may be, without penalty upon not more than ninety calendar days’ notice and (B) involves an annual base rental in excess of $10,000.00;

(v)             any agreement for the future acquisition of Seismic Data that requires aggregate future payments in excess of $10,000.00;

(vi)            any hydrocarbon or financial hedge, swap, exchange or similar agreement;

(vii)           all contracts and agreements relating to indebtedness of the Company or any Subsidiary in excess of $10,000.00, other than Permitted Encumbrances;

(viii)          all material contracts and agreements with any Governmental Authority (other than oil and gas leases) and any unitization agreement or operating agreement to which the Company or any Subsidiary is a party;

(ix)             all non-competition agreements or other contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)              all contracts and agreements between or among the Company or any Subsidiary and the Sellers or any affiliate of the Sellers;

(xi)             all contracts or agreements establishing any joint ventures or partnerships and all unit agreements and operating agreements applicable to the properties;

(xii)            all employment agreements;

(xiii)           all collective bargaining agreements with labor unions covering the employees of the Company or its Subsidiaries;

(xiv)          all profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of current or former directors, officers and employees;

(xv)           all contracts with independent contractors or consultants (or similar arrangements) to which the Company or a Subsidiary is a party and which are not cancelable without penalty or further payment and without more than ninety days’ notice;

(xvi)          all approved third party authorizations for expenditure requiring the expenditure by the Company or any Subsidiary of more than $10,000.00, as of September 1, 2005; and

(xvii)         to the Knowledge of the Company, all other contracts and agreements the absence of which would reasonably be expected to have a Material Adverse Effect.

(b)           To the Knowledge of the Company, each of the material contracts listed on Schedule 5.19 is a valid agreement, arrangement or commitment of the Company or a Subsidiary party thereto, enforceable in all respects in accordance with its terms except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally, and neither the Company nor any such Subsidiary nor, to the Knowledge of the Company, any other party to such Material Contract is in violation, breach or default of any material provision thereof (including the occurrence of any event that, with notice, lapse of time or both, would constitute a default).

5.20        Equipment.  To the Knowledge of the Company, all Equipment of the Company (a) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonable prudent operations in the areas in which they are operated, and (b) are adequate, together with all related properties, to comply in all material respects with the requirements of all applicable contracts, including sales contracts.  Subject to the Permitted Encumbrances, the Company or its Subsidiaries have defensible title to the Equipment owned by the Company or its Subsidiaries and constituting a part of the properties.

5.21        Operation of the Properties.  Since October 1, 2005 through the date hereof, the Company and its Subsidiaries:

(a)           to the Knowledge of the Company, have caused the properties to be maintained and operated in a reasonable manner and in substantially the same manner as such Properties were maintained and operated prior to October 1, 2005;

(b)           have not sold, assigned, transferred, farmed out, conveyed, encumbered, mortgaged, or otherwise disposed of any of the properties with a value in excess of $10,000, except for the sale of hydrocarbons in the Ordinary Course of Business;

(c)           have not, to the extent related to the properties, made any major change in the character of their businesses or operations or otherwise conducted their businesses and operations other than in the Ordinary Course of Business;

(d)           have not permitted any leases or rights with respect to the properties to expire or waived any material rights with respect to the properties other than in the Ordinary Course of Business;

(e)           have not entered into any agreement or made any commitment (other than this Agreement) to take any of the actions referred to in clauses (a) through (d) above; and

(f)            to the Knowledge of the Company, there have been no material casualty losses (above or below the surface of the ground) which affected any of the properties.

5.22        Plugging and Abandonment.  To the Knowledge of the Company, there are no wells on the properties that have been permanently plugged and abandoned by the Company or its Subsidiaries that were not plugged and abandoned in accordance in all material respects with the applicable requirements of the leases and applicable laws. There are no wells on the properties that the Company or any of its Subsidiaries are currently required by law or contract to plug and abandon.

5.23        Seismic Data.  Neither the Company nor any of its Subsidiaries owns or has the right to use any seismic data with respect to any of its Properties.

5.24        Suspense Funds.  Schedule 5.24 sets forth all suspense funds held by the Company or any of its Subsidiaries for the account of a third party or an affiliate that are associated with the properties as of October 1, 2005.

5.25        Future Sales Contracts.  Neither the Company nor one of its Subsidiaries have collected any proceeds from the sale of hydrocarbons from the properties which are subject to a later refund.

5.26        Holding Company; Investment Company.  The Company is not a “holding company,” or a “subsidiary company” of a “holding company,” or an affiliate of a “holding company” or of a “subsidiary company” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.27        Intellectual Property.  To the Knowledge of the Company, the Company or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the Business.  No Person has notified either the Company or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, and, to the Knowledge of the Company, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property.  No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

5.28        Hedging.  Neither the Company nor any of its Subsidiaries has any obligation for the delivery of hydrocarbons attributable to any of the properties of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Neither the Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or any other securities.

5.29        Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s fee or other fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

5.30        Accounts Receivable.  To the Knowledge of the Company, all Accounts Receivable that are reflected on the accounting records of the Company as of the date hereof represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business.  Except to the extent paid prior to the Closing Date, such Accounts Receivable will be as of the Closing Date current and collectible net of the respective reserves.  Subject to such reserves, each of such Accounts Receivable will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable.  There is no contest, claim, defense or right of setoff under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company and each Seller as follows:

6.1          Organization and Qualification.  Purchaser is duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

6.2          Authority; Validity.  Purchaser has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Purchaser Stock Consideration when issued to Sellers pursuant to this Agreement will constitute duly authorized, validly issued, fully paid and non-accessible shares of Purchaser Restricted Stock.

6.3          Consents and Approvals; No Violation.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Purchaser of its obligations hereunder will not:

(a)           conflict with any provision of Purchaser’s certificate of incorporation or bylaws or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

(b)           require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws or (ii) any third party other than a Governmental Authority or the American Stock Exchange, other than such non-Governmental Authority third party consents, waivers, Approvals, orders, authorizations and permits that the failure to obtain would not (a) result in a Material Adverse Effect, (b) materially impair the ability of Purchaser or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (c) prevent the consummation of any of the transactions contemplated by this Agreement;

(c)           result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Material Adverse Effect, (ii) materially impair the ability of Purchaser or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated by this Agreement; or

(d)           violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Purchaser or any Subsidiary of Purchaser.

6.4          Purchaser SEC Reports.  Purchaser has filed with the SEC, and has heretofore made available to the Sellers true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since June 30, 2004 under the Securities Act or the Exchange Act (collectively, the “Purchaser SEC Reports”).  As of the respective dates such Purchaser SEC Reports were filed or, if any such Purchaser SEC Reports were amended, as of the date such amendment was filed, each of the Purchaser SEC Reports, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII
COVENANTS OF THE PARTIES

7.1          Conduct of the Business of the Company.  From the date hereof until the earlier of the Termination Date or the Closing Date, unless Purchaser shall otherwise agree in writing, or except as set forth in the Disclosure Schedules or as otherwise contemplated by this Agreement, the Sellers shall cause and the Company shall conduct, and shall cause each of its Subsidiaries to conduct, its Business in the Ordinary Course of Business and shall use and shall cause each of its Subsidiaries to use, all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement.  Except as set forth in the Disclosure Schedules or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the earlier of the Termination Date or the Closing Date, without the written consent of Purchaser, which consent shall not be unreasonably withheld:

(a)           Neither the Company nor its Subsidiaries will nor will Sellers cause the Company or its Subsidiaries to adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

(b)           Sellers will not cause the Company or any of its Subsidiaries and the Company will not, and will not permit any of its Subsidiaries repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(c)           Sellers will not cause the Company or any of its Subsidiaries and the Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person, or enter a new line of business or commence business operations in any jurisdiction in which the Company is not operating as of the date of this Agreement;

(d)           Sellers will not cause the Company or any of its Subsidiaries and the Company will not, and will not permit any of its Subsidiaries to make any capital expenditures, capital additions or capital improvements, except in the Ordinary Course of Business;

(e)           Sellers will not cause the Company or any of its Subsidiaries and the Company will not, and will not permit any of its Subsidiaries to, materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(f)            The Company will not, and will not permit any of its Subsidiaries to, and Sellers will not cause the Company or any of its Subsidiaries to enter into any Contract or commitment, or violate, terminate, amend or otherwise modify or waive any of the terms of any of its Material Contracts or commitments;

(g)           Sellers will not cause the Company or any of its Subsidiaries and the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among the Company and its direct and indirect wholly owned Subsidiaries) other than in the Ordinary Course of Business; provided, however that this Section 7.1(g) does not apply to the assets specifically described in Section 7.2 that the Company must sell or otherwise dispose of before Closing;

(h)           Other than in the Ordinary Course of Business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, or settle any claim or assessment in respect of Taxes;

(i)            The Company will not, and will not permit any of its Subsidiaries to, and Sellers will not cause the Company or any of its Subsidiaries to issue, deliver, grant, sell or authorize or propose the issuance, delivery, grant, sale or authorization of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights (including rights issued or issuable pursuant to a stockholder rights plan or “poison pill”), warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities or modify any outstanding securities convertible into shares of its capital stock or subscription rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue such shares or other convertible securities;

(j)            The Company will not and Sellers will not cause the Company to change any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(k)           The Company will not and Sellers will not cause the Company to amend or otherwise change the terms of the Company Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to the Company;

(l)            Neither the Company nor any of its Subsidiaries will nor will Sellers cause the Company or any of its Subsidiaries to transfer or license to any person or entity or otherwise extend, amend or modify any rights to its Intellectual Property other than in the Ordinary Course of Business;

(m)          Neither the Company nor any of its Subsidiaries will nor will Sellers cause the Company or any of its Subsidiaries to become bound or obligated to participate in any third party operation, or consent to participate in any third party operation, with respect to any Oil and Gas Interest that constitutes a capital cost in each case in excess of $10,000 unless the operation is a currently existing obligation of the Company or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest;

(n)           Neither the Company nor any of its Subsidiaries will nor will Sellers cause the Company or any of its Subsidiaries to (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities, other than in the Ordinary Course of Business or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

(o)           Sellers will not cause the Company or any of its Subsidiaries and the Company will not, and will not permit any of its Subsidiaries, to (i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

(p)           Sellers will not cause the Company or any of its Subsidiaries and the Company will not, and will not permit any of its Subsidiaries to (i) enter into any collective bargaining agreement; (ii) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors or officers (or equivalent positions) or employees; (iii) pay any special bonus or special remuneration to any director (or equivalent position) or employee (except for bonuses based on performance of the Company, its Subsidiaries and employees for prior periods which are consistent with past practices, or otherwise pursuant to incentive compensation or bonus incentive plans and policies in force as of the date of this Agreement, or unless required pursuant to an agreement outstanding on the date hereof, in any case only if correct and complete copies of such plans, policies and agreements shall have been made available to Purchaser); or (iv) increase the salaries or wage rates of its employees, except for increases in salaries and wages in accordance with past practices;

(q)           Neither the Company nor any of its Subsidiaries will nor will Sellers cause the Company or any of its Subsidiaries to enter into any commitment or agreement to license or purchase Seismic Data, other than pursuant to agreements or commitments existing on the date of this Agreement;

(r)            Neither the Company nor any of its Subsidiaries will nor will Sellers cause the Company or any of its Subsidiaries to fail to give any notice or provide other information required by applicable law to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement;

(s)           Neither the Company nor any of its Subsidiaries will nor will Sellers cause the Company or any of its Subsidiaries to revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or Accounts Receivable other than in the Ordinary Course of Business;

(t)            Neither the Company nor any of its Subsidiaries will nor will Sellers cause the Company or any of its Subsidiaries to adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(u)           Neither the Company nor any of its Subsidiaries will nor will Sellers cause the Company or any of its Subsidiaries to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities or guarantee any debt securities of others;

(v)           Neither the Company nor any of its Subsidiaries will nor will Sellers cause the Company or any of its Subsidiaries to (i) entertain, solicit, negotiate or accept any offers to purchase any or all of the capital stock of the Company or any of its Subsidiaries or the Company Assets or (ii) make any information regarding the Company, any of its Subsidiaries or the Company Assets available to any third party except in the Ordinary Course of Business or as otherwise provided by law.  Sellers will notify Purchaser immediately upon, but in no case more than two (2) days after, receipt of any such offer to purchase any of the capital stock of the Company or any of its Subsidiaries or the Company Assets.  Upon any violation by Sellers, the Company or any of its Subsidiaries of this Section 7.1(v), Purchaser shall immediately be entitled to the Deposit Amount regardless of whether the transactions contemplated hereby are consummated in the future.

(w)          Sellers will not cause the Company or any of its Subsidiaries and the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

7.2          Excluded Assets and Other Actions.  Prior to the Closing, the Company and its Subsidiaries shall, and Sellers shall cause the Company and its Subsidiaries to:

(a)           transfer the Excluded Assets which include the assets set forth on Schedule 7.2 and all Liabilities associated with such Excluded Assets to the Sellers or Affiliates thereof (other than the Company and its Affiliates) or dissolve or terminate such Excluded Assets, as appropriate, including, specifically, the taking the actions set forth in this Section 7.2, and deliver to Purchaser evidence of such transfer, dissolution or termination, in form and substance reasonably satisfactory of Purchaser, in its sole discretion;

(b)           transfer Franks Well Service, Inc., a Texas corporation and Subsidiary of the Company to Sellers or an Affiliate thereof (other than the Company or its Affiliates) and deliver evidence of such transfer to Purchaser in form and substance reasonably satisfactory to Purchaser, in its sole discretion;

(c)           terminate that certain Shareholders’ Agreement, dated as of October 30, 1996, by and among W.O. Energy of Nevada, Inc. and the shareholders listed therein and deliver to Purchaser a copy of the consent to termination duly executed by each such shareholder, in form and substance reasonably satisfactory to Purchaser, in its sole discretion;

(d)           transfer any and all ownership interest of the Company in that certain Agreement of Partnership of the O’Loughlin-White Insurance Partnership, effective as of

October 1, 1996, by and among Sellers and W.O. Energy of Nevada, Inc., and deliver to Purchaser evidence of such transfer in form and substance reasonably satisfactory to Purchaser, in its sole discretion;

(e)           transfer any and all ownership interests in Petro Wings LC owned by the Company or any of its Subsidiaries to Sellers or an Affiliate thereof (other than the Company or its Affiliates) and deliver to Purchaser evidence of such transfer in form and substance reasonably satisfactory to Purchaser, in its sole discretion;

(f)            transfer any and all partnership interest of the Company or any of its Subsidiaries in Top of Texas Hospitality, Ltd. to Sellers or an Affiliate thereof (other than the Company and its Affiliates), obtain a release from Top of Texas Hospitality, Ltd. for any future claims against the Company or any of its Subsidiaries and terminate any Deeds of Trust granted by the Company or any of its Subsidiaries relating to Top of Texas Hospitality, Ltd.  and deliver to Purchaser evidence of such transfer, release and termination in form and substance reasonably satisfactory to Purchaser, in its sole discretion;

(g)           obtain from the spouse of each Seller (i) a waiver of all right, title and interest in and to the Shares and (ii) a release for any future claim to the Shares, and deliver to the Purchaser a copy of such waiver and release duly executed by the spouse of each Seller in form and substance reasonably satisfactory to Purchaser in its sole discretion; and

(h)           terminate the $750,000 promissory note related to a Letter of Credit between the Company, W.O. Operating Company, Ltd. and First National Bank of Arizona, New Mexico Division dated November 1, 2004 and have the Lien associated therewith released.

ARTICLE VIII
ADDITIONAL AGREEMENTS

8.1          Access and Information.  The parties shall each afford to the other and to the other’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transaction contemplated herein. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated September 8, 2005 by and among Purchaser, Sellers and the Company (the “Confidentiality

Agreement”) shall survive the execution and delivery of this Agreement and will terminate at Closing.

8.2          Further Assurances.  Each party hereto agrees to use all reasonable efforts to obtain all consents and Approvals and to do all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing Date and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others.

8.3          Expenses.  All Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses.

8.4          Publicity.  Neither the Company, Sellers, Purchaser nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

8.5          Additional Actions.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the transactions contemplated by this Agreement.

8.6          Filings.  Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

8.7          Consents.  Each of Purchaser and the Company shall use all reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

8.8          Taxes.

(a)           Liability for Taxes.  Sellers shall be liable for all Taxes (including, specifically, for this purpose, Taxes that are due with respect to Tax Returns that are required to be filed by Company and its Subsidiaries for the taxable period ended on or before the Valuation Date) of Company and Subsidiaries with respect to any and all periods, or portions thereof, ending on or before the Valuation Date (the “Pre-Valuation Date Periods”)  and for all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses with respect to such Taxes.  Purchaser shall be liable for Taxes of Company and Subsidiaries with respect to any and all periods, or portions thereof, beginning after the Valuation Date (each, a “Post-Valuation Date Period)”) and for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses with respect to such Taxes.  Any and all transactions or events contemplated by this Agreement that occur at or prior to the Closing Date shall be deemed to have occurred in the Post-Valuation Date Periods.

(b)           Allocation of Liability for Taxes.  In the case of any Taxes that are attributable to a taxable period which begins before the Valuation Date and ends after the Valuation Date, the amount of Taxes attributable to the Pre-Valuation Date Period shall be determined as follows:

(i)            In the case of franchise or similar Taxes imposed on Company and Subsidiaries based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, the portion attributable to the Pre-Valuation Date Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Valuation Date Period and the denominator of which is the number of days in the entire taxable period; provided, however, the amount of tax attributable to the Pre-Valuation Date Period shall not exceed the amount of Tax Company and Subsidiaries would have paid if its taxable period ended immediately prior to the Valuation Date.

(ii)           In the case of all other Taxes, the portion attributable to the Pre-Valuation Date Period shall be determined on the basis of an interim closing of the books of Company and Subsidiaries as of the Valuation Date, and the determination of the hypothetical Tax for such Pre-Valuation Date Period shall be determined on the basis of such interim closing of the books, without annualization.  The hypothetical Tax for any period shall in no case be less than zero ($0).  Taxes attributable to the Pre-Valuation Date Period shall be determined under the same method of accounting used by Company and Subsidiaries during that period.

(c)           Administration of Tax Matters.  Sellers shall prepare and timely file, or cause to be timely filed, for Company and Subsidiaries, with reasonable assistance of Company and Subsidiaries, Tax Returns that are required by law to be filed for the taxable period ended on or before the Closing Date including, but not limited to, federal income tax returns.  Sellers shall, at least thirty (30) days prior to filing such Tax Return(s), provide a copy of such Tax Return(s) to Purchaser.  Purchaser shall, within ten (10) days of receiving such Tax Return(s), advice Sellers regarding any matters in such Tax Return(s) that it considers detrimental to Purchaser and/or Company and Subsidiaries, and with which it disagrees.  In such case, Sellers and Purchaser shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters.  Sellers shall provide to Purchaser a copy of all such Tax Return(s) together with the work papers and schedules utilized in their preparation.  Purchaser, Company and Sellers shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes and Tax Returns (which Sellers shall control and remain responsible for with respect to the Pre-Valuation Date Periods).  Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that the party requesting assistance shall pay the reasonable out-or-pocket expenses incurred by the party providing such assistance; and provided further that no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.  Purchaser agrees to retain all books and records, with respect to tax matters pertinent to Company and Subsidiaries relating to any Pre-Valuation Date Periods, and to any tax periods beginning before the Valuation Date and ending after the Valuation Date, until the expiration of any applicable statute of limitations or extensions thereof.

(d)           Amended Tax Returns.  Sellers may not file any amended Tax Returns or refund claims in respect of any taxable period of the Company ending on or prior to the Closing Date without the prior written consent of Purchaser, which shall not be unreasonably withheld.  Purchaser shall not, and shall cause Company to not (and shall not permit or cause the Company to) amend any Tax Return of Company in respect of any taxable period of Company ending on or prior to the Closing Date without the prior written consent of Sellers, which shall not be unreasonably withheld.  Company shall (and Purchaser shall cause the Company to) indemnify Sellers for any liability Sellers incur as a result of any such amendment filed by Company or Purchaser; provided, however, that Company shall not be required to indemnify Sellers (and Purchaser shall not be required to cause Company to indemnify Sellers) for any liability Sellers incur as a result of any amendment filed with Sellers’ consent or any amendment filed in connection with any requirement arising out of any audit of the Tax Return to which the amendment relates.

(e)           Taxes for Excluded Assets. Notwithstanding anything else set forth in this Agreement or any other agreement, Sellers shall be liable for all Taxes of Sellers, Company and Subsidiaries with respect to any and all actions taken with respect to Section 7.2 hereof and for all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses with respect to such Taxes.

(e)           2005 Ad Valorum Taxes.    Notwithstanding anything else set forth in this Agreement, the Company’s 2005 Pre-Valuation Date Period ad valorem tax liability is being handled pursuant to the Purchase Price reduction as set forth in Section 2.1(c)(A)(iv) hereof.

8.9          Notice of Certain Events.  Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

(a)           any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)           any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement;

(d)           any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

(e)           any Material Adverse Effect, or the occurrence of any event which is reasonably likely to result in a Material Adverse Effect.

8.10        Employment Agreements.  On the Closing Date, each Seller will enter into an employment agreement with Purchaser in the form attached hereto as Exhibit D (the “Employment Agreement”).

8.11        Lease Agreement.  On the Closing Date, W.O. Operating Company, Ltd. will enter into a lease agreement with the Sellers for the lease of the Company’s office building in Pampa, Texas more specifically described therein in the form attached hereto as Exhibit E  (the “Pampa Lease”).

8.12        Registration Rights Agreement.  On or at the Closing Date, Purchaser and Sellers shall have entered into the Registration Rights Agreement providing that within one year of the Closing Date, the Company shall have registered for resale the shares issuable as the Purchaser Stock Consideration and if such stock is not registered within such one year period, the Sellers shall have the right to cause the Company to purchase the shares of Purchaser Stock Consideration for the closing price on the Closing Date.

8.13        Confidentiality and Non-Competition.  Except as required by this performance of his duties under the Employment Agreement and pursuant to the terms thereof, Seller agrees not to disclose any confidential information of the Company and its Affiliates, including, without limitation, customer information, trade secrets, lists of suppliers and costs, information concerning the business and operations of the Company and its Affiliates and other proprietary data or information that is valuable, special or a unique asset of the Company and its Affiliates unless such confidential information becomes public knowledge through no wrongful act of any Seller.  In addition to any non-competition provisions contained in the Employment Agreement, as partial consideration for the sale of the Shares to the Purchaser, each Seller agrees that for two (2) years after the Closing Date, such Seller shall not engage in any business or enterprise which is competitive with, similar in business strategy or related to the activities of the Company  or its Affiliates or the Company Assets in Gray County, Hutchison County or Carson County, Texas.

8.14        Financing.  Purchaser shall use all reasonable efforts to secure financing to consummate the transactions contemplated hereby, on terms and subject to conditions which are satisfactory to Purchaser in its sole discretion.

8.15        Litigation Assistance.  Sellers shall provide all assistance requested by the Purchaser at their cost to the defense of the Conner Litigation, Cowden Litigation and the Clardy Workers Compensation Claim.

ARTICLE IX
CONDITIONS TO CLOSING

9.1          Conditions to the Obligation of Each Party.  The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)           No Action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or Judgment of any court or Governmental Authority of competent jurisdiction shall be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by this Agreement.

(b)           Each of the Company and Purchaser shall have obtained such permits, authorizations, consents, or Approvals required to consummate the transactions contemplated hereby.

9.2          Conditions to the Obligations of Purchaser.  The obligation of Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           The Company and each Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date and the representations and warranties of the Company and each Seller contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, except as expressly contemplated by the Disclosure Schedules or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Purchaser shall have received a certificate of the Chief Executive Officer and Chief Financial Officer (or person performing similar functions) of the Company and from each Seller as to the satisfaction of this condition.

(b)           All proceedings to be taken by the Company in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by the Company or the Sellers in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

(c)           From the date of this Agreement through the Closing Date, there shall not have occurred any change in the financial condition, Business, operations or prospects of the Company and its Subsidiaries, taken as a whole, that would constitute a Material Adverse Effect.

(d)           The Sellers shall have executed and delivered to Purchaser the Employment Agreements.

(e)           The Purchaser and the Sellers shall have entered into the Pampa Lease.

(f)            The Company and its Subsidiaries shall have, or Sellers shall have caused the Company and its Subsidiaries to, perform the covenants set forth in Section 7.2 and provide evidence thereof in form reasonably satisfactory to the Purchaser in its sole discretion.

(g)           Each of the Sellers shall have delivered or caused to be delivered to Purchaser certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in a form reasonably satisfactory to Purchaser for transfer on the books of the Company (with any requisite transfer Tax stamps attached by Seller).

(h)           Each of the Sellers and the Cash Escrow Agent shall have delivered a signed counterpart to the Cash Escrow Agreement in substantially the form attached hereto as Exhibit B with any reasonable modifications requested by the Cash Escrow Agent.

(i)            Purchaser shall have completed its environmental due diligence and shall have received an environmental site assessment report related thereto, which report shall be acceptable in form and substance to Purchaser in its sole discretion.

(j)            Purchaser shall have received all necessary Approvals from the AMEX to issue the Purchaser Restricted Stock.

(k)           Purchaser shall have secured financing to consummate the transactions contemplated hereby, on terms and subject to conditions which are satisfactory to Purchaser in its sole discretion.

(l)            Purchaser shall have received executed documents relating to the termination of all outstanding interest bearing debt of the Company and its Subsidiaries and the release of any and all Liens associated therewith in form and substance acceptable to the Company in its sole discretion other than (i) the $250,000 Promissory Note related to the Letter of Credit Facility between W.O. Operating Company, Ltd. and First National Bank of Arizona and (ii) a $98,605 note payable by W.O. Operating Company, Ltd. to Ford Motor Credit.

(m)          The Company and the Sellers shall deliver all such other certificates, documents and instruments as Purchaser shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

(n)           Sellers shall deliver to Purchaser a list setting forth any and all payments, dividends or other distributions made, directly or indirectly, to any Seller (except salaries paid in the Ordinary Course of Business) on or after October 1, 2005 from funds received by the Company after September 30, 2005 except for distributions to be made pursuant to Section 7.2 hereof .

(o)           Sellers shall deliver to Purchaser a list setting forth (i) expenses paid by the Company from October 1, 2005 through Closing, (ii) payroll paid by the Company from

October 1, 2005 through Closing, (iii) insurance premiums covering any periods after September 30, 2005, (iv) any Taxes paid by Company attributable to Post-Valuation Date Periods, and (v) oil in the tanks as of September 30, 2005, which list must be reasonably acceptable to Purchaser.

9.3          Conditions to the Obligations of the Company and Each Seller.  The obligation of the Company and each Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)           Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date and the representations and warranties of Purchaser contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time, except as expressly contemplated by the Disclosure Schedules or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and the Sellers shall have received a certificate of the Chief Executive Officer and Chief Financial Officer (or person performing similar functions) of Purchaser as to the satisfaction of this condition.

(b)           All proceedings to be taken by Purchaser in connection with the transactions contemplated by this Agreement and all documents, instruments and certificates to be delivered by Purchaser in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Company and its counsel.

(c)           Purchaser shall have delivered to Sellers payment, by wire transfer to a bank account designated in writing by Sellers (such designation having been made at least two Business Days prior to the Closing Date), immediately available funds in an amount equal to the difference between the Cash Consideration, as adjusted pursuant to Section 2.1(c), and the Escrowed Cash Consideration.

(d)           Purchaser shall have delivered to the Cash Escrow Agent payment, by wire transfer to a bank account designated in writing by the Cash Escrow Agent (such designation to be made at least two Business Days prior to the Closing Date), immediately available cash funds in an amount equal to the Escrowed Cash Consideration.

(e)           Purchaser shall have delivered to Sellers copies of instructions to Purchaser’s transfer agent directing the transfer agent to issue as soon as possible shares of Purchaser Restricted Stock (registered in the name of such Sellers) in an aggregate amount equal to the Purchaser Stock Consideration.

(f)            From the date of this Agreement through the Closing Date, there shall not have occurred any change in the financial condition, business, operations or prospects of Purchaser and its Subsidiaries, taken as a whole, that would constitute a Material Adverse Effect.

ARTICLE X
SURVIVAL AND INDEMNITY

10.1        Survival of Representations and Warranties.  All representations, and warranties of the parties contained in this Agreement will survive the Closing until the second anniversary of the Closing Date; provided, that, (i) the representations and warranties contained in Sections 3.1 (Sellers’ Title), 4.1 (Authority of Sellers), 4.3 (Title to Shares), 4.5 (Accredited Investor), 5.1 (Organization), 5.2 (Capitalization), 5.3 (Authority of Company), 5.7 (Title to Assets) and 6.2 (Authority of Purchaser) shall survive indefinitely and (ii) the representations and warranties contained in Sections 5.10 (Taxes), 5.12 (Employee Benefits) and 5.13 (Environmental Liability) shall survive until the expiration of the statute of limitations for the applicable representation and warranty. Any representation or warranty that would otherwise terminate in accordance with this Section 10.1 will continue to survive if notice of a claim shall have been given under this Article X on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article X. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 10.1 shall limit any covenant, obligation or agreement of the parties which by its terms contemplates performance after the Closing.

10.2        Indemnification of Purchaser.  Subject to the limitations contained in this Article X, the Sellers each shall jointly and severally indemnify, defend and hold harmless Purchaser, its Affiliates and their respective officers, members, managers, directors, employees and shareholders, and their respective successors and assigns from and against any and all any and all Liabilities, obligations, claims, Actions, damages, civil and criminal penalties and fines, out-of-pocket costs and expenses, including any reasonable attorneys’ and other professional fees, without duplication (“Indemnifiable Losses”), relating to, resulting from or arising out of the following:

(a)           any breach of any representation or warranty made by the Company or the Sellers in this Agreement or in any certificate or document delivered at Closing by the Company or the Sellers pursuant to this Agreement, provided, that to the extent that any such representation or warranty is qualified by materiality or Material Adverse Effect, such qualifications shall be ignored for purposes of indemnification under this Section 10.2(a);

(b)           any fees, expenses or other payments incurred or owed by the Company or any Seller to any brokers, financial advisors or comparable other persons retained or employed by the Company or any Seller in connection with the transactions contemplated by this Agreement;

(c)           any breach by the Company or the Sellers of any agreement, covenant or obligation of the Company or the Sellers contained in this Agreement;

(d)           any claims relating to or arising from any Liabilities, environmental or otherwise, associated with the Excluded Assets and any action taken pursuant to Section 7.2 hereof, including any Taxes of Sellers, Company or any Subsidiary; or

(e)           any claims relating to or arising from Clardy Worker’s Compensation Claim, Conner Litigation and the Cowden Litigation.

This indemnity is intended to allocate liability for both statutory and common law strict liability claims as well as all claims under Environmental Laws, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act and the Texas Solid Waste Disposal Act.

10.3        Indemnification of the Sellers.  Subject to the limitations contained in this Article X, Purchaser shall indemnify, defend and hold harmless the Sellers and their Affiliates, and their respective officers, directors, employees and shareholders, and their respective successors and assigns from and against any and all Losses which, arise out of, result from or relate to:

(a)           any breach of any representation or warranty made by Purchaser in this Agreement or in any certificate or document delivered at Closing by Purchaser pursuant to this Agreement, provided, that, to the extent that any such representation or warranty is qualified by materiality, such qualifications shall be ignored for purposes of indemnification under this Section 10.3(a);

(b)           any fees, expenses or payments incurred or owed by the Purchaser to any brokers, financial advisors or comparable other persons retained or employed by the Purchaser in connection with the transaction contemplated by this Agreement; and

(c)           any breach by Purchaser of any covenant or obligation of Purchaser contained in this Agreement.

10.4        Limitations on Indemnification.

(a)           No Indemnified Party shall be entitled to any recovery from any Indemnifying Party under paragraph (a) of Section 10.2 or paragraph (a) of Section 10.3 unless and until the amount of such Indemnifiable Losses suffered, sustained or incurred by such Indemnified Party shall exceed $250,000.00 in the aggregate, at which point such Indemnified Party shall be entitled to seek indemnification for the total amount of such Indemnifiable Losses.

(b)           The maximum aggregate amount of Indemnifiable Losses for which any Indemnifying Party shall be required to indemnify any Indemnified Party for any claims made under paragraph (a) of Section 10.2 or paragraph (a) Section 10.3 shall be limited to an amount equal to 20% of the Purchase Price (the “Cap”).  Notwithstanding the foregoing, the Cap does not apply to claims for indemnification made pursuant to any other section of this Article X except for claims made under paragraph (a) of Section 10.2 and paragraph (a) of Section 10.3.

10.5        Indemnification Procedure for Third Party Claims.

(a)           Promptly after receipt by an Indemnified Party of notice from any third party of a claim or demand in respect of which indemnity may be sought under Section 10.2 or 10.3 which is asserted against or sought to be collected from the Indemnified Party, including the commencement of any Action against it (“Third Party Claim”), the Indemnified Party shall, if a claim is to be made against an Indemnifying Party under such Section 10.2 or 10.3, as applicable, give notice to the Indemnifying Party of the Third Party Claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any Liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party Claim is prejudiced by the Indemnifying Party’s failure to receive such notice.  Note that Purchaser shall be deemed to have given notice to Sellers of a Third Party Claim with respect to the Conner Litigation and the Cowden Litigation and subject to Section 10.5, the Sellers shall assume the defense of such claim on the Closing Date.

(b)           If any Third Party Claim referred to in Section 10.5(a) is brought against an Indemnified Party and it gives written notice to the Indemnifying Party of such claim, the Indemnifying Party will be entitled to participate in any Action underlying the claim and, to the extent that it wishes (unless the Indemnifying Party is also a party to such Action and the Indemnified Party determines in good faith that joint representation would be inappropriate, in which event such Indemnified Party shall have the right to retain, at the Indemnifying Party’s expense, one separate counsel, reasonably satisfactory to the Indemnifying Party, to defend such claim on behalf of such Indemnified Party), assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action, except in the circumstances described in the parenthetical above, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 10.4 for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of the Third Party Claim: (i) no compromise or settlement of such claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (except in respect of any claim for Taxes, where the Indemnified Party’s consent shall be required in all events) (A) there is no finding or admission of any violation of Law or order or any violation of the rights of any Person, (B) such settlement or compromise releases the Indemnified Party in connection with such Third Party Claim, (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (D) such settlement or compromise does not require any payment or other action by, or limitation on, the Indemnified Party; (ii) the Indemnified Party will have no Liability with respect to any compromise or settlement of such claim effected without its written consent; and (iii) the Indemnified Party shall have the right to participate in such defense and to employ counsel, in each case, at its own expense. Subject to Section 10.5(b), if notice is given to an Indemnifying Party of any Third Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party and the Indemnifying Party will be responsible for any Losses incurred in connection with the defense, compromise, settlement or final determination of such Action.

10.6        Indemnification Procedure for Other Claims.  In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article X that does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of a claim promptly following the Indemnified Party becoming aware of the same.  The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under this Article X, except to the extent that the Indemnifying Party has been materially prejudiced by such failure. If the Indemnifying Party does not deliver written notice of its objection to all or any part of such claim or demand to the

Indemnified Party (a “Counter Notice”) within 20 days of its receipt of notice of such claim or demand from the Indemnified Party, then the Indemnifying Party shall be deemed to have accepted such claim or demand and shall promptly pay or cause to be paid the amount claimed or demanded by the Indemnified Party.

10.7        Tax Benefits; Insurance Proceeds.  Any indemnification payment required to be made pursuant to this Article X shall be reduced by (a) any net Tax benefits derived or to be derived by the Indemnified Party or any of its Affiliates with respect to the item giving rise to the indemnification payment, and (b) any insurance proceeds received by the Indemnified Party or any of its affiliates with respect to the item giving rise to the indemnification payment.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1        Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by the mutual written consent of Purchaser and each Seller;

(b)           by either Purchaser, the Company or any Seller if the Closing Date shall not have occurred on or before November 30, 2005 (the “Termination Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 11.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(c)           by Sellers who own more than 51% of the Shares if there has been a material breach by Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty (20) Business Days following receipt by Purchaser of notice of such breach and neither the Sellers nor the Company have materially breached any representation, warranty, covenant or agreement set forth in this Agreement;

(d)           by Purchaser, if there has been a material breach by the Company or any Seller of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty (20) Business Days following receipt by the Company of notice of such breach and the Purchaser has not materially breached any representation, warranty, covenant or agreement set forth in this Agreement; and

(e)           by Purchaser or Sellers who own more than 51% of the Purchase Shares, if there shall be any applicable law, rule or regulation that makes consummation of the Transactions contemplated by this Agreement illegal or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Transactions contemplated by this Agreement, and such judgment, injunction, order or decree shall become final and non-appealable.

11.2        Effect of Termination.  In the event of termination of the Agreement and the abandonment of the Transactions contemplated by this Agreement pursuant to this Article XI, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 11.2 and except for the provisions of Sections 8.3, 8.4 and the last two sentences of Section 8.1 (the “Surviving Obligations”), and except with respect to the Surviving Obligations, such termination shall be without liability of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement and each party shall bear its own costs and expenses incurred in connection with the transactions contemplated hereby.

ARTICLE XII

MISCELLANEOUS

12.1         Notices.  All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

To Purchaser:

Cano Petroleum, Inc.

The Oil & Gas Commerce Building

309 West Seventh Street, Suite 1600

Fort Worth, Texas 76102

Attention: James K. Teringo, Jr.

Facsimile No.: (817) 698-0796

With a copy (which shall not constitute notice) to:

Haynes and Boone, L.L.P.

901 Main Street, Suite 3100

Dallas, Texas 75202

Attention: W. Bruce Newsome

Facsimile No.: (214) 200-0636

To Company and Sellers:

W.O. Energy of Nevada, Inc.

Hwy 152 West

P.O. Box 960

Pampa, Texas 79066

Attention:  Miles O’Loughlin and Scott White

Facsimile No.: (806) 665-1960

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) the day of receipt of shipment after confirmation of receipt of shipment by the recipient if shipped courier, postage prepaid, or (iii) the day of receipt of shipment after confirmation of receipt of shipment by the recipient if shipped by certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).  In each of (ii) and (iii) above, the signature of the recipient or an agent of the recipient shall constitute confirmation of receipt of shipment.

12.2        Separability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

12.3        Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation (other than as collateral security securing the debts and obligations of the Purchaser and the Company pursuant to (i) the Credit Agreement dated November 29, 2005 among the Purchaser, as Borrower, The Lenders Party Thereto from Time to Time, as Lenders, and Union Bank of California, N.A., as Administrative Agent and as Issuing Lender,  and (ii) the Subordinated Credit Agreement dated November 29, 2005 among the Purchaser, as Borrower, and The Lenders Party Thereto from Time to Time, as Lenders, and Energy Components SPC EEP Energy Exploration and Production Segregated Portfolio, as Administrative Agent) and any assignment in violation hereof shall be null and void.

12.4        Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.5        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

12.6        Entire Agreement.  This Agreement and the Confidentiality Agreement represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

12.7        Governing Law.  This Agreement shall be construed, interpreted, enforced and governed in accordance with the laws of Texas, without reference to rules relating to conflicts of law.

12.8        Attorneys’ Fees.  If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

12.9        Disclosure Schedules.  The disclosures made in the Disclosure Schedules with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Material Adverse Effect, as applicable.

12.10      Amendments and Supplements.  Prior to the Closing Date, this Agreement may be amended or supplemented in writing by Purchaser, the Company and each Seller with respect to any of the terms contained in this Agreement, except as otherwise provided by law.

12.11       Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of  the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
Name:	S. Jeffrey Johnson
Title:	Chief Executive Officer

W.O. ENERGY OF NEVADA, INC.

By:	/s/ Miles O’Loughlin
Name:	Miles O’Loughlin
Title:	President

SELLERS

By:	/s/ Scott White
Name: Scott White

By:	/s/ Miles O’Loughlin
Name: Miles O’Loughlin